UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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BioSante Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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111 Barclay Boulevard

Lincolnshire, Illinois 60069

April 27, 2009

Dear Fellow Stockholders:

We are pleased to invite you to join us for the BioSante Pharmaceuticals, Inc. Annual Meeting of Stockholders to be held on Tuesday, June 9, 2009, at 10:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois.  Details about the meeting, nominees for election to the Board of Directors and other matters to be acted on at the meeting are presented in the Notice of Annual Meeting of Stockholders and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person.  Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described in the proxy statement.

We are pleased this year to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet.  These rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.

On behalf of BioSante’s Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

/s/ Stephen M. Simes

Stephen M. Simes
Vice Chairman, President and Chief Executive Officer

Your vote is important.  Please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described in the proxy statement.  By doing so, you may save us the expense of additional solicitation.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2009

TO THE STOCKHOLDERS OF BIOSANTE PHARMACEUTICALS, INC.:

The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc., a Delaware corporation, will be held on Tuesday, June 9, 2009, at 10:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois, for the following purposes:

1.             To elect six persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

2.             To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.             To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 15, 2009 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.  A stockholder list will be available at BioSante’s corporate offices beginning May 29, 2009 during normal business hours for examination by any stockholder registered on BioSante’s stock ledger as of the record date for any purpose germane to the annual meeting.

By Order of the Board of Directors,

/s/ Phillip B. Donenberg

Phillip B. Donenberg
Chief Financial Officer, Treasurer and Secretary

April 27, 2009

Lincolnshire, Illinois

i

ii

111 Barclay Boulevard

Lincolnshire, Illinois  60069

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

June 9, 2009

The Board of Directors of BioSante Pharmaceuticals, Inc. is soliciting your proxy for use at the 2009 Annual Meeting of Stockholders to be held on Tuesday, June 9, 2009.  The Board of Directors expects to make available to our stockholders beginning on or about April 27, 2009 the Notice of Annual Meeting of Stockholders, this proxy statement and a form of proxy on the Internet or has sent these materials to stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our proxy statement and annual report to stockholders, which includes our annual report on Form 10-K, are available at www.proxyvote.com/BioSante.  Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those stockholders of record and beneficial owners who previously have requested that they receive electronic or paper copies of our proxy materials).  All stockholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.  This new process should expedite your receipt of our proxy materials, lower the costs of our Annual Meeting and reduce the environmental impact of our meeting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Date, Time, Place and Purposes of Meeting

The Annual Meeting of Stockholders of BioSante Pharmaceuticals, Inc. will be held on Tuesday, June 9, 2009, at 10:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on April 15, 2009 will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting.  As of that date, there were 27,042,764 shares of our common stock and 391,286 shares of our class C special stock outstanding.  Each share of our common stock and class C special stock is entitled to one vote on each matter to be voted on at the Annual Meeting.  Stockholders are not entitled to cumulate voting rights.

How You Can Vote

Your vote is important.  Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting.  You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•                                          Vote by Internet, by going to the web address http://www.proxyvote.com/BioSante and following the instructions for Internet voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

•                                          Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the Notice of Internet Availability of Proxy Materials or on your proxy card.

•                                          Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided if you received a paper copy of these proxy materials.  If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in street name, you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

The deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Monday, June 8, 2009.  Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker or other holder of record provided to you for more information on your options for voting.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct.  You have three choices on each matter to be voted on.

For the election of directors, you may:

•                                          Vote FOR all of the nominees for director,

•                                          WITHHOLD your vote from all of the nominees for director or

•                                          WITHHOLD your vote from one or more of the nominees for director.

For each of the other proposals, you may:

•                                          Vote FOR the proposal,

•                                          Vote AGAINST the proposal or

•                                          ABSTAIN from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting of Stockholders.

How Does the Board of Directors Recommend that You Vote

The Board of Directors unanimously recommends that you vote FOR all of the nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting.

How You May Revoke or Change Your Vote

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted at the meeting by one of the following methods:

•                                          Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us.

•                                          Sending written notice of revocation to our Corporate Secretary.

•                                          Attending the Annual Meeting and voting by ballot.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (13,521,383 shares) of the outstanding shares of our common stock and a majority (195,644 shares) of the outstanding shares of our class C special stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting.  In general, shares of our common stock and shares of our class C special stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum.  Shares represented by proxies marked “Abstain” or “Withheld” are counted in determining whether a quorum is present.  In addition, a “broker non-vote” is considered in determining whether a quorum is present.  A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, (1) the election of the six nominees for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class, and (2) the approval of the other proposals described in this proxy statement, requires the affirmative vote of the holders of a majority of the shares of common stock and class C special stock, present in person or by proxy and entitled to vote, voting together as a single class.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal 1) and the ratification of the selection of our independent registered public accounting firm (Proposal 2).  “Broker non-votes” are considered in determining whether a quorum is present.  Abstentions and withheld votes will be counted, and will have the effect of a negative vote.

STOCK OWNERSHIP

Stock Ownership of Principal Stockholders and Management

The table below sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of April 15, 2009 for:

•                                          each person known by us to beneficially own more than five percent of any class of our voting securities;

•                                          each of our current directors and nominees for directors;

•                                          each of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation—Summary of Cash and Other Compensation”; and

•                                          all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of April 15, 2009.  Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of April 15, 2009 are outstanding for the purpose of computing the percentage of common stock owned by such person or group.  However, such unissued shares of common stock are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.  Except as otherwise indicated, we believe that the beneficial owners of our capital stock listed in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.  Unless otherwise indicated in the notes below, the address for each of the stockholders in the table below is c/o BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069.

	Shares Beneficially Owned(1)(2)
						Common Stock	Percent
						and Common	of Total
Name and Address of	Common Stock			Class C Special Stock		Stock	Voting
Beneficial Owner	Number		Percent	Number	Percent	Equivalents	Power(3)
Louis W. Sullivan, M.D.	95,398		*	100,000	25.6%	195,398	*
Stephen M. Simes	703,847	(4)	2.6%	—	—	703,847	2.5%
Fred Holubow	123,759		*	—	—	123,759	*
Peter Kjaer	96,925		*	—	—	96,925	*
Ross Mangano	2,302,916	(5)	8.5%	—	—	2,302,916	8.4%
Edward C. Rosenow, III, M.D.	80,040		*	—	—	80,040	*
Phillip B. Donenberg	344,433		1.3%	—	—	344,433	1.2%
JO & Co	1,909,661	(6)	7.1%	—	—	1,909,661	7.0%
Hans Michael Jebsen	425,000	(7)	1.6%	100,000	25.6%	525,000	1.9%
Marcus Jebsen	125,000	(7)	*	50,000	12.8%	175,000	*
Angela Ho	80,000	(8)	*	100,000	25.6%	180,000	*
All directors and executive officers as a group (7 persons)	3,747,318	(9)	13.3%	100,000	25.6%	3,847,318	13.5%

*              Represents beneficial ownership of less than one percent.

(1)           Includes for the persons listed below the following shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of April 15, 2009:

Name	Stock Options
Directors
Louis W. Sullivan, M.D.	67,500
Stephen M. Simes	506,580
Fred Holubow	62,500
Peter Kjaer	62,500
Ross Mangano	62,500
Edward C. Rosenow, III, M.D.	62,500
Named Executive Officers
Phillip B. Donenberg	304,111
All directors and executive officers as a group (7 persons)	1,128,191

(2)           Includes shares held by the following persons in securities brokerage accounts, which in certain circumstances under the terms of the standard brokerage account form may involve a pledge of such shares as collateral: Mr. Simes (89,728 shares), Mr. Holubow (61,259 shares), Mr. Mangano (66,800 shares) and Mr. Donenberg (40,322 shares).

(3)           In calculating the percent of total voting power, the voting power of shares of our common stock and shares of our class C special stock is combined.

(4)           Mr. Simes’ beneficial ownership includes 197,167 shares of common stock held by Mr. Simes’ trust and 100 shares of common stock held by Mr. Simes’ son.

(5)           Mr. Mangano’s beneficial ownership includes:  (1) 1,909,661 shares of common stock held by JO & Co., of which Mr. Mangano is President; (2) 30,000 shares of common stock held by Oliver & Co., of which Mr. Mangano is the trustee; and (3) an aggregate of 214,999 shares of common stock held in various accounts, of which Mr. Mangano is an advisor and/or a trustee.  Mr. Mangano has sole voting and investment power over these shares.  See note (6) below.

(6)           Ross Mangano, a director of BioSante, has sole voting and investment power over these shares.  See note (5) above.  The address for JO & Co. is 112 West Jefferson Boulevard, Suite 613, South Bend, IN 46634.

(7)           The address of each of Hans Michael Jebsen and Marcus Jebsen is c/o Jebsen & Co. Ltd., 28/F Caroline Center, 28 Yun Ping Road, Causeway Bay, Hong Kong, China.

(8)           The address of Angela Ho address is c/o Jet Asia Ltd., 39/F Shun Tak Center, 200 Connaught Road Central, Hong Kong, China.

(9)           The amount beneficially owned by all current directors and executive officers as a group includes 1,128,191 shares issuable upon the exercise of stock options held by these individuals, 197,167 shares held in an individual’s trust and 100 shares held by an individual’s son.  See notes (1), (4), (5) and (6) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Directors, executive officers and greater than 10 percent beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the fiscal year ended December 31, 2008, and based on written representations by our directors and executive officers, all required Section 16 reports under the Securities Exchange Act of 1934, as amended, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the fiscal year ended December 31, 2008.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Number of Directors

Our bylaws provide that the Board of Directors will consist of at least one member, or such other number as may be determined by the Board of Directors or our stockholders.  The Board of Directors has fixed the number of directors at six.

Nominees for Director

The Board of Directors has nominated the following six individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified.  All of the nominees named below are current members of the Board of Directors.

•                                          Louis W. Sullivan, M.D.

•                                          Stephen M. Simes

•                                          Fred Holubow

•                                          Peter Kjaer

•                                          Ross Mangano

•                                          Edward C. Rosenow III, M.D.

Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is six.

Board Designation Rights

Under an amended and restated employment letter agreement we entered into with Mr. Simes in connection with his acceptance of our offer of employment as an executive officer of our company, Mr. Simes agreed to serve as a director of our company and we agreed to nominate him as a nominee for director and solicit proxies for his election so long as Mr. Simes is employed by us.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of a nominee for director requires the affirmative vote of a plurality of the shares of common stock and class C special stock represented in person or by proxy at the Annual Meeting, voting together as a single class.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of all of the six nominees named above.

If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board of Directors.  Alternatively, the proxies, at the discretion of the Board of Directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve.  The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees

The following table sets forth certain information that has been furnished to us by each director who has been nominated by the Board of Directors to serve as a director of our company.

Name of Nominee	Age	Principal Occupation	Director Since
Louis W. Sullivan, M.D.(1)(2)(3)(4)	75	President Emeritus of the Morehouse School of Medicine and Chairman of the Board of Directors of BioSante	1996

Stephen M. Simes	57	Vice Chairman, President and Chief Executive Officer of BioSante	1998

Fred Holubow (1)(3)(4)	70	Vice President of Pegasus Associates, an operating division of William Harris Investors	1999

Peter Kjaer(1)(3)	48	President and Chief Executive Officer of Jet-Asia Ltd.	1999

Ross Mangano(2)(3)	63	President of Oliver Estate, Inc.	1999

Edward C. Rosenow III, M.D. (2)(3)(4)	74	Master Fellow of the American College of Physicians and the American College of Chest Physicians	1997

(1)                                  Member of the Audit and Finance Committee

(2)                                  Member of the Compensation Committee

(3)                                  Member of the Nominating and Corporate Governance Committee

(4)                                  Member of the Scientific Review Committee

Additional Information About Board Nominees

The Honorable Louis W. Sullivan, M.D. has been our Chairman of the Board since March 1998 and has been a director of our company since its formation.  Dr. Sullivan served as Secretary of Health and Human Services in the cabinet of President George H.W. Bush from 1989 to 1993.  Since retiring from the Bush Administration, Dr. Sullivan has been associated with the Morehouse School of Medicine in Atlanta, Georgia.  Currently, he serves as President Emeritus and he previously served as President and Dean of the School from 1981 to 1985 and as President from 1985 to 1989 and from 1993 to 2002.  Dr. Sullivan serves on the board of directors of Henry Schein Inc., United Therapeutics Corporation and Emergent BioSolutions Inc.  Dr. Sullivan also services as chairman of the National Health Museum in Atlanta, Georgia and as chairman of the Sullivan Alliance to Increase Generosity in the Health Profession.

Stephen M. Simes has served as our Vice Chairman, President and a director of our company since January 1998 and Chief Executive Officer since March 1998.  From October 1994 to January 1997, Mr. Simes was President, Chief Executive Officer and a director of Unimed Pharmaceuticals, Inc. (wholly-owned by Solvay Pharmaceuticals Inc.), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology.  From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets.  In 1993, Gynex was acquired by Savient

Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc.  Mr. Simes’ career in the pharmaceutical industry started in 1974 with G.D. Searle & Co. (now part of Pfizer Inc.).

Fred Holubow has been a director of our company since July 1999.  Since January 2001, Mr. Holubow has been a Managing Director of William Harris Investors, Inc., a registered investment advisory firm.  From August 1982 to January 2001, Mr. Holubow served as Vice President of Pegasus Associates, a registered investment advisory firm he co-founded.  He specializes in analyzing and investing in pharmaceutical and biotechnology companies.  Mr. Holubow currently serves on the board of directors of Micrus Endovascular Corporation, and in the past has served on the boards of ThermoRetec Corporation, Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.), Gynex Pharmaceuticals, Inc. and Unimed Pharmaceuticals, Inc.

Peter Kjaer has been a director of our company since July 1999.  Mr. Kjaer has been President and Chief Executive Officer of Jet-Asia Ltd., a Hong Kong-based aircraft and management company, since April 1996.

Ross Mangano has been a director of our company since July 1999.  Mr. Mangano has been the President and a director of Oliver Estate, Inc., a management company specializing in investments in public and private companies, since 1971.  Mr. Mangano in the past has served on the board of directors of Cerprobe Corporation, Tower Federal Savings & Loan, Cypress Communications, Inc. and Mego Financial Corp.

Edward C. Rosenow, III, M.D. has been a director of our company since November 1997.  Dr. Rosenow is a Master Fellow of the American College of Physicians as well as Master Fellow the American College of Chest Physicians.  Dr. Rosenow was the Arthur M. and Gladys D. Gray Professor of Medicine at the Mayo Clinic from 1988 until his retirement in 1996.  Beginning with his residency in 1960, Dr. Rosenow has worked at the Mayo Clinic in many professional capacities including as a Consultant in Internal Medicine (Thoracic Diseases) from 1966 to 1996, an Assistant Professor, Associate Professor and Professor of Medicine at the Mayo Clinic Medical School, President of the Mayo Clinic Staff in 1986, and Chair of the Division of Pulmonary and Critical Care Medicine from 1987 to 1994.  Dr. Rosenow has also served as a consultant to NASA, space station FREEDOM at the Johnson Space Center in Houston, Texas from 1989 to 1990 and as the President of the American College of Chest Physicians from 1989 to 1990.  In 1998, he received the Mayo Distinguished Alumnus Award.  In 2007, Dr. Rosenow was awarded a named professorship, the Edward C. Rosenow III, MD Professorship in the Art of Medicine at the Mayo Clinic School of Medicine, given by Bruce, Martha and Zylpha Clinton.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines.  A copy of these Corporate Governance Guidelines can be found on the Investors—Corporate Governance section of our corporate website at www.biosantepharma.com.  A printed copy of these Corporate Governance Guidelines is available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone:  (847) 478-0500 ext. 120.  Among the topics addressed in our Corporate Governance Guidelines are:

•                                          Board size, composition and qualifications;

•                                          Selection of directors;

•                                          Board leadership;

•                                          Board committees;

•                                          Board and committee meetings;

•                                          Executive sessions of outside directors;

•                                          Meeting attendance by directors and non-directors;

•                                          Appropriate information and access;

•                                          Ability to retain advisors;

•                                          Conflicts of interest;

•                                          Board interaction with corporate constituencies;

•                                          Change of principal occupation and board memberships;

•                                          Retirement and term limits;

•                                          Board compensation;

•                                          Stock ownership by directors and executive officers;

•                                          Loans to directors and executive officers;

•                                          CEO evaluation;

•                                          Board evaluation;

•                                          Director continuing education; and

•                                          Succession planning.

Director Independence

The Board of Directors has affirmatively determined that each of our directors, except for Mr. Simes, is an “independent director” as defined under the Marketplace Rules of the NASDAQ Stock Market.  The Marketplace Rules of the NASDAQ Stock Market provide a non-exclusive list of persons who are not considered independent.  No director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.  In making an affirmative determination that each of our directors, except for Mr. Simes, is an “independent director,” the Board of Directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Meetings and Attendance; Executive Sessions

The Board of Directors met seven times during 2008.  All of our directors, except Peter Kjaer, attended 75 percent or more of the aggregate meetings of the Board of Directors and all committees on which they served during 2008.  During 2008, at each regular Board meeting our independent directors met in executive session with no company management present.

Board Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Scientific Review Committee, each of which has the composition and responsibilities described below.  The Board of Directors may from time to time establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees.  Each committee has a charter which can be found on the Investors—Corporate Governance—Board Committees section of our corporate website at www.biosantepharma.com.  A printed copy of each committee charter is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone:  (847) 478-0500 ext. 120.

The following table summarizes the current membership of each of our four Board committees.  Each of the members of the Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Scientific Review Committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Director	Audit and Finance	Compensation	Nominating and Corporate Governance	Scientific Review
Louis W. Sullivan, M.D.	Ö	Chair	Chair	Chair
Stephen M. Simes	—	—	—	—
Fred Holubow	Chair	—	Ö	Ö
Peter Kjaer	Ö	—	Ö	—
Ross Mangano	—	Ö	Ö	—
Edward C. Rosenow III, M.D.	—	Ö	Ö	Ö

Audit and Finance Committee

Responsibilities.  The primary responsibilities of the Audit and Finance Committee include:

•                                          overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure control and procedures on behalf of the Board of Directors and reporting the results or findings of its oversight activities to the Board;

•                                          having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•                                          establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•                                          reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the Securities and Exchange Commission; and

•                                          overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The Audit and Finance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.  The Audit and Finance Committee currently consists of Mr. Holubow, Mr. Kjaer and Dr. Sullivan.  Mr. Holubow is the current chair of the Audit and Finance Committee.

Each current member of the Audit and Finance Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Marketplace Rules of the NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by Marketplace Rules of the NASDAQ Stock Market.  In addition, the Board of Directors has determined that Mr. Holubow qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market as a result of his Masters in Business Administration in Finance, and his experience as an investment analyst and portfolio manager for over 40 years and as a member of an audit committee of another public company.  Stockholders should understand that these designations related to the Audit and Finance Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the NASDAQ Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit and Finance Committee or of the Board of Directors.

Meetings and Other Information.  The Audit and Finance Committee met four times during 2008.  At all of these meetings, the Audit and Finance Committee met in private session with our independent registered public accounting firm during a portion of the meeting.  Additional information regarding the Audit and Finance Committee and our independent registered public accounting firm is disclosed under the “—Audit and Finance Committee Report” and “Ratification of Selection of Independent Registered Public Accounting Firm (Proposal 2)” sections of this proxy statement.

Audit and Finance Committee Report

This report is furnished by the Audit and Finance Committee of the Board of Directors with respect to our financial statements for the fiscal year ended December 31, 2008.

One of the purposes of the Audit and Finance Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements.  Our management is responsible for the preparation and presentation of complete and accurate financial statements.  Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with our management.  Management represented to the Audit and Finance Committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The Audit and Finance Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication With Audit Committees,  as adopted by the Public Company Accounting Oversight Board in Rule 3200T and in effect for our fiscal year ended December 31, 2008.  The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company

Accounting Oversight Board independence and ethics rule, Rule 3526 (Communication with Audit Committees Concerning Independence), as in effect for our fiscal year ended December 31, 2008.  The Audit and Finance Committee has discussed with Deloitte & Touche LLP its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the Audit and Finance Committee described above, in reliance on the unqualified opinion of Deloitte & Touche LLP regarding our audited financial statements, and subject to the limitations on the role and responsibilities of the Audit and Finance Committee described above and in the Audit and Finance Committee’s charter, the Audit and Finance Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended December 31, 2008 be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

This report is dated as of March 13, 2009.

Audit and Finance Committee

Fred Holubow, Chair

Peter Kjaer

Louis W. Sullivan, M.D.

Compensation Committee

Responsibilities.  The primary responsibilities of the Compensation Committee include:

•                                          recommending to the Board of Directors for its determination the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;

•                                          reviewing and making recommendations to the Board of Directors regarding any revisions to corporate goals and objectives with respect to compensation for our chief executive officer and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;

•                                          administering our equity-based compensation plans applicable to any employee of our company and recommend to the Board of Directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under our equity-based compensation plans; and

•                                          annually reviewing and discussing with management the “Compensation Discussion and Analysis” section of our proxy statement in connection with our annual meeting of stockholders and based on such review and discussions make a recommendation to the Board of Directors as to whether the “Compensation Discussion and Analysis” section should be included in our proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission and any other applicable regulatory bodies.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.  The Compensation Committee currently consists of Dr. Sullivan, Mr. Mangano and Dr. Rosenow, each of whom is considered an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.  Dr. Sullivan is the current chair of the Compensation Committee.

Processes and Procedures for Consideration and Determination of Executive Compensation.  As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to make recommendations to the Board of Directors regarding any and all compensation payable to our executive officers, including annual salaries, incentive compensation, long-term incentive compensation and any special or supplemental benefits or perquisites.  The Board of Directors also has delegated to the Compensation Committee the responsibility to administer our equity and incentive compensation plans applicable to any employee of our company and to recommend to the Board of Directors specific grants of options and other awards for all executive officers and determine specific grants of options and other awards for all other employees, under our equity-based compensation plans.  Under the terms of its formal written charter, the Compensation Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion.  Historically, the Compensation Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

Our President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executives, including himself, and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive, including himself.  In making final decisions regarding compensation to be paid to our executives, the Compensation Committee and Board of Directors considers the recommendations of our President and Chief Executive Officer recognizing that due to his reporting and otherwise close relationship with employees, the President and Chief Executive Officer is often in a better position than the Compensation Committee and Board of Directors to evaluate the performance of employees (other than himself).  In some cases, the Compensation Committee also considers other input from management regarding their own compensation.  However, the Compensation Committee recognizes the inherent conflict of interest involved in connection with the recommendations of our President and Chief Executive Officer and other members of management, especially with respect to their own compensation.  Our President and Chief Executive Officer attends most Compensation Committee meetings at the invitation of the Compensation Committee; however, neither our President and Chief Executive Officer nor any other executive officer is present during any discussions, final deliberations and decisions regarding executive officer compensation.

The Compensation Committee has engaged a compensation consultant, Remedy Compensation Consulting, to assist the Compensation Committee in determining executive compensation.  Remedy Compensation Consulting’s engagement with BioSante includes reviewing and advising on all significant aspects of executive compensation.  This includes base salaries, bonuses and equity awards, as well as severance and change in control arrangements.  At the end of 2007 and during 2008, at the request of the Compensation Committee, Remedy Compensation Consulting  recommended a peer group of companies, collected relevant market data from these companies to allow the Compensation Committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the Compensation Committee regarding certain aspects of our executive compensation program.  In addition, at the end of 2007 and beginning of 2008, the Compensation Committee engaged Remedy Compensation Consulting  to provide an executive staffing study and a study of severance and change in control arrangements.  The Chair of the Compensation Committee, Louis W. Sullivan, M.D., consulted with a representative of Remedy Compensation Consulting prior to several of the Compensation Committee meetings held in 2008.  A representative of Remedy Compensation Consulting also was invited to attend several meetings of the Compensation Committee and Board of Directors during 2008.  Remedy Compensation Consulting was engaged directly by our Compensation Committee and did not advise our management and only worked with management with the express permission of the Compensation Committee.

In making final recommendations and decisions regarding compensation to be paid to our executive officers, the Compensation Committee and the Board of Directors considers the recommendations of our President and Chief Executive Officer and the Compensation Committee’s compensation consultant, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the peer group data provided by the Compensation Committee’s compensation consultant, the general performance of the company and the individual officers, the company’s cash position and the other factors described under the heading “Compensation Discussion and Analysis—Setting Executive Compensation—Determination of Amount of Compensation.”

Meetings and Other Information.  The Compensation Committee met four times during 2008.  Additional information regarding the Compensation Committee is disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation—Compensation Committee Report” sections of this proxy statement.

Nominating and Corporate Governance Committee

Responsibilities.  The primary responsibilities of the Nominating and Corporate Governance Committee are:

•                                          identifying individuals qualified to become Board members;

•                                          recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•                                          being aware of the best practices in corporate governance and developing and recommending to the Board of Directors a set of corporate governance standards to govern the Board of Directors, its committees, the company and its employees in the conduct of the business and affairs of the company;

•                                          developing and overseeing the annual Board and Board committee evaluation process; and

•                                          establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.

The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Processes and Procedures for Consideration and Determination of Director Compensation.  As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors.  The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions.  Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority to delegate any of its duties and responsibilities to subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion.  Historically, the Nominating and Corporate Governance Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

In November 2007, the Nominating and Corporate Governance Committee engaged Remedy Compensation Consulting, a compensation consulting firm, to conduct a competitive assessment to assist the Board of Directors in determining director compensation.  Remedy Compensation Consulting conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional compensation paid to Board committee chairs and members.  The assessment was based on the practices of the peer group companies that were then used to evaluate the market competitiveness of executive pay, as discussed under the heading “Compensation Discussion and Analysis—Setting Executive Compensation—Use of Peer Group Data” later in this proxy statement.

In making final recommendations and decisions regarding compensation to be paid to our directors, the Nominating and Corporate Governance Committee and the Board of Directors considers the recommendations of Remedy Compensation Consulting, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the peer group data provided by Remedy Compensation Consulting, the time demands placed on directors and other factors that may be relevant.

In March 2008 and again in March 2009, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved certain changes to our non-employee director compensation as described under the heading “Director Compensation—Overview” later in this proxy statement.

Composition.  The Nominating and Corporate Governance Committee currently consists of Dr. Sullivan, Mr. Holubow, Mr. Kjaer, Mr. Mangano and Dr. Rosenow, each of whom is an “independent director” within the meaning of the Marketplace Rules of the NASDAQ Stock Market.  Dr. Sullivan is the current chair of the Nominating and Corporate Governance Committee.

Meetings and Other Information.  The Nominating and Corporate Governance Committee met once during 2008.  Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “—Director Nominations Process” and “Director Compensation—Overview” sections of this proxy statement.

Scientific Review Committee

Responsibilities.  The Scientific Review Committee assists the Board of Directors in evaluating potential new licenses or new products and reviewing ongoing activities of our current products.  The Scientific Review Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.  The Scientific Review Committee currently consists of Dr. Sullivan, Mr. Holubow and Dr. Rosenow.  Dr. Sullivan is the current chair of the Scientific Review Committee.

Meetings.  The Scientific Review Committee met once during 2008.

Director Nominations Process

Pursuant to a Director Nominations Process adopted by the Board of Directors, in selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board.  The Nominating and Corporate Governance Committee believes that our company and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our company’s affairs that they have accumulated during their tenure with the company.  Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body.  Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

Pursuant to the Director Nominations Process adopted by the Board of Directors, in identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee intends to first solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time.  Such persons may include members of the Board of Directors and senior management of BioSante.  In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates.  The Nominating and Corporate Governance Committee then intends to review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant.  In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of our management, other Board members, and any other individuals it believes may have insight into a candidate.  The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by our stockholders.  For more information, see the information set forth under the heading “Other Matters – Director Nominations for 2010 Annual Meeting.”  The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board of Directors.  The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of our company and the Board of Directors.  However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider.  Some of these factors include:

•                                          whether the candidate is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC;

•                                          whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Marketplace Rules of the NASDAQ Stock Market;

•                                          whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;

•                                          the needs of our company with respect to the particular talents and experience of our directors;

•                                          the personal and professional integrity and reputation of the candidate;

•                                          the candidate’s level of education and business experience;

•                                          the candidate’s broad-based business acumen;

•                                          the candidate’s level of understanding of our business and its industry and other industries relevant to our business;

•                                          the candidate’s ability and willingness to devote adequate time to work of the Board of Directors and its committees;

•                                          the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of our company;

•                                          whether the candidate possesses strategic thinking and a willingness to share ideas;

•                                          the candidate’s diversity of experiences, expertise and background; and

•                                          the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

Code of Conduct and Ethics

Our Code of Conduct and Ethics applies to all of our directors, executive officers, including our President and Chief Executive Officer and our Chief Financial Officer, and other employees, and meets the requirements of the SEC.  A copy of our Code of Conduct and Ethics can be found on the Investors—Corporate Governance—Code of Conduct and Ethics section of our corporate website at www.biosantepharma.com.  A printed copy of such Code of Conduct and Ethics is also available to any stockholder upon request to our Corporate Secretary at BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone:  (847) 478-0500 ext. 120.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the Board of Directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit.  All of the directors attended our annual meeting of stockholders in June 2008, except for Mr. Kjaer.

Complaint Procedures

The Audit and Finance Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters.  Our personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing our Compliance Officer of any concerns raised.  Our President and Chief Executive Officer, Stephen M. Simes, currently serves as our Compliance Officer.  If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with our Compliance Officer.  If an individual prefers not to discuss a matter with the Compliance Officer or if the Compliance Officer is unavailable and the matter is urgent, the individual is encouraged to contact the Chair of the Audit and Finance Committee, Mr. Fred Holubow.

Process Regarding Stockholder Communications with Board of Directors

Stockholders may communicate with the Board of Directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire, IL 60069, with an instruction to forward the communication to the Board of Directors or one or more particular directors.  Our Corporate Secretary will promptly forward all such stockholder communications to the Board of Directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the fiscal year ended December 31, 2008, other than Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer.  Mr. Simes is not compensated separately for serving on the Board of Directors or any of the Board committees.  His compensation for serving as an executive officer of our company is set forth under the heading “Executive Compensation.”

DIRECTOR COMPENSATION - 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)	Total ($)
Louis W. Sullivan, M.D.	$73,000	$43,332	$0	$116,332
Fred Holubow	47,500	32,345	0	79,845
Peter Kjaer	29,000	32,345	0	61,345
Ross Mangano	37,000	32,345	0	69,345
Edward C. Rosenow III, M.D.	34,000	32,345	0	66,345

(1)                                  Reflects the dollar amount recognized as stock-based compensation expense for each director for financial statement reporting purposes with respect to the fiscal year ended December 31, 2008 in accordance with Financial Accounting Standards Board Statement of Accounting Financial Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R) for option awards granted to each director in 2008 and in previous years.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The grant date fair value is determined based on our Black-Scholes option pricing model.  The amounts in the table reflect our accounting expense, and do not correspond to the actual value realized by the directors.  The following table provides the fair value of options granted to the directors for compensation expense recognized during the fiscal year ended December 31, 2008 and the related specific assumptions used in the valuation of each such option award:

Grant Date	Grant Date Fair Value Per Share	Risk Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield
03/31/08	$2.93	3.45%	10 years	67.84%	0
03/16/06	3.11	4.10%	10 years	73.94%	0

(2)                                  The following table provides information regarding each stock option granted to each director during the fiscal year ended December 31, 2008:

	Grant	Number of Securities Underlying Options		Exercise Price	Expiration	Grant Date Fair Value of Option Awards
Name	Date	Granted (#)(a)		($/Share)	Date	($)(b)
Louis W. Sullivan, M.D.	03/31/08	15,000	(c)	$4.405	03/30/2018	$43,883
Fred Holubow	03/31/08	10,000	(c)	4.405	03/30/2018	29,255
Peter Kjaer	03/31/08	10,000	(c)	4.405	03/30/2018	29,255
Ross Mangano	03/31/08	10,000	(c)	4.405	03/30/2018	29,255
Edward C. Rosenow III, M.D.	03/31/08	10,000	(c)	4.405	03/30/2018	29,255

(a)          Represents options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “Executive Compensation — Grants of Plan-Based Awards —BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

(b)         We refer you to note (1) above for a discussion of the assumptions made in calculating the grant date fair value of option awards.

(c)          This option vested in full on March 31, 2009.

(3)                                  The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at December 31, 2008 and held by each of the directors listed in the above table:

Name	Aggregate Number of Securities Underlying Options	Exercisable/ Unexercisable	Range of Exercise Price(s)	Range of Expiration Date(s)
Louis W. Sullivan, M.D.	67,500	49,166/18,334	$3.87 - 6.70	12/31/2010 – 03/30/2018
Fred Holubow	62,500	49,166/13,334	3.87 - 6.70	12/31/2010 – 03/30/2018
Peter Kjaer	62,500	49,166/13,334	3.87 - 6.70	12/31/2010 – 03/30/2018
Ross Mangano	62,500	49,166/13,334	3.87 - 6.70	12/31/2010 – 03/30/2018
Edward C. Rosenow III, M.D.	62,500	49,166/13,334	3.87 - 6.70	12/31/2010 – 03/30/2018

(4)                                  We do not provide perquisites or other personal benefits to our directors.

Overview

As described in more detail under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Responsibilities” included elsewhere in this proxy statement, the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to establish and lead a process for the determination of compensation payable to our non-employee directors.  The Nominating and Corporate Governance Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions.  The processes and procedures the Nominating and Corporate Governance Committee and the Board of Directors use to consider and determine director compensation are described under the heading “Corporate Governance— Nominating and Corporate Governance Committee—Processes and Procedures for Determination of Director Compensation” included elsewhere in this proxy statement.

The principal elements of our director compensation program for 2008 included:

•                                          annual cash retainers;

•                                          meeting fees;

•                                          reimbursement of expenses; and

•                                          long-term equity-based incentive compensation, in the form of stock options.

In November 2007, we engaged Remedy Compensation Consulting, a compensation consulting firm, to conduct a competitive assessment of non-employee director compensation of companies in our industry sector to assist the Board of Directors in determining non-employee director compensation.  We have defined our industry sector as a peer group of 21 other publicly-held life science companies, with net sales and market capitalizations similar to ours.  All but one of the peer companies had less than $30 million in annual net sales for the most recent fiscal year prior to the survey, with most of such companies, like our company, having either minimal or no net sales.  All of the peer companies had market capitalizations as of a recent date prior to the survey of between approximately one-half and two times that of our then market capitalization ($85.7 million to $296.8 million).  We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours, including stage of development, types of products sold or developed and employee headcount.  We used the same peer group for purposes of analyzing our executive compensation.  We refer you to the information under the heading “Compensation Discussion and Analysis—Setting Executive Compensation—Use of Peer Group Data” for the names of the companies in our peer group and for additional information regarding the peer group.

Remedy Compensation Consulting conducted an assessment of the following pay elements: cash compensation, including annual retainers and meeting fees; equity grants, including stock options; and additional Board and Board committee chair and member compensation.  In determining director compensation, we target total compensation and each element of compensation at the median of our industry sector.  According to the findings of Remedy Compensation Consulting, our total direct compensation for our non-employee directors prior to changes made in March 2008 was slightly above the median of our peer companies.  Although our annual cash retainer for Board service was at the 75th percentile of our peer companies, our total cash compensation was below the market median of our peer companies.  With respect to our equity-based compensation, in terms of the number of options granted, our initial and recurring option grants were below the 50th percentile, but in terms of value delivered, our annual option grant was above the 50th percentile.  Our total additional compensation for our Chairman of the Board and Board committee chairs was below the 50th percentile.

In March 2008, the Nominating and Corporate Governance Committee, based in part on the assessment by Remedy Compensation Consulting, recommended to the Board of Directors changes to our non-employee director compensation.  The Board of Directors approved the recommendations at its regular meeting in March 2008.  The changes approved by the Board of Directors were as follows and were effective immediately:

•                                          Increase the in-person Board meeting fee from $1,000 to $2,000 and increase the telephonic Board and Board committee meeting fee from $500 to $1,000;

•                                          Increase the annual retainer fee to the chair of the Audit and Finance Committee from $5,000 to $10,000 and introduce an annual retainer fee for the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee of $5,000;

•                                          Introduce an initial option grant of 15,000 shares of common stock to non-employee directors, upon their initial election to the Board of Directors, which stock option would vest in four equal annual installments;

•                                          Introduce an annual option grant of 10,000 shares of common stock to non-employee directors, which stock option would vest in one year; and

•                                          Introduce an annual option grant of 5,000 shares of common stock to the Chairman of the Board, which stock option would vest one year from the date of grant.

In the interest of conserving cash, in March 2009, the Nominating and Corporate Governance Committee recommended to the Board of Directors additional changes to our non-employee director compensation.  The Board of Directors approved the recommendations at its regular meeting in March 2009.  The changes approved by the Board of Directors were as follows and were effective immediately:

•                                          Decrease the annual cash retainer fee to each Board member from $20,000 to $18,000 and decrease the annual cash retainer fee to our Chairman of the Board from $25,000 to $22,500;

•                                          Decrease the annual retainer fee to the chair of the Audit and Finance Committee from $10,000 to $9,000 and decrease the annual retainer fee for the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee from $5,000 to $4,500; and

•                                          Decrease the in-person Board meeting fee from $2,000 to $1,800 and decrease the telephonic Board and Board committee meeting fee from $1,000 to $900.

In addition, in lieu of automatic annual grants of stock options to director at the end of each March, the Board of Directors in February 2009 granted each of our non-employee directors an option to purchase 50,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, or $1.51 per share, which option will vest in full one year from the date of grant.

Cash Compensation

The cash compensation paid to our non-employee directors consists of annual cash retainers paid to each Board member, our Chairman of the Board and each Board committee chair, except for the chair of our Scientific Review Committee.  The following table sets forth the annual cash retainers currently paid to our non-employee directors:

Description	Annual Cash Retainer
Board Member	$18,000
Chairman of the Board	22,500
Audit Committee Chair	9,000
Compensation Committee Chair	4,500
Nominating and Corporate Governance Committee Chair	4,500

The annual cash retainers are paid on a quarterly basis in the beginning of each calendar quarter.  For example, the retainers paid in the beginning of the first calendar quarter are for the period from January 1 through March 31.

We also pay each of our non-employee directors an additional cash fee of $1,800 for each Board meeting attended in person and $900 for each Board meeting attended via telephone and each Board committee meeting attended in person or via telephone.

We do not compensate Mr. Simes separately for serving on the Board of Directors or any of the Board committees.  We do, however, reimburse each member of the Board of Directors, including Mr. Simes, for out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

Stock Options

From time to time, we grant options to purchase shares of our common stock to our non-employee directors.  In March 2008, we granted each non-employee director a ten-year option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant.  Our Chairman of the Board received an additional ten-year option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant.  These options vested in full on March 31, 2009.  In February 2009, we granted each non-employee director a ten-year option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant.  These stock options were granted on February 2, 2009 and will vest in full on February 2, 2010.

We refer you to note 2 to the Director Compensation Table above for a summary of all options granted to our directors, excluding Mr. Simes, during the fiscal year ended December 31, 2008.  We refer you to note 3 to the Director Compensation Table above for a summary of all options to purchase shares of our common stock held by our directors, excluding Mr. Simes, as of December 31, 2008.  Information regarding stock option grants to Mr. Simes during the fiscal year ended December 31, 2008 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards” and information regarding all stock options held by Mr. Simes as of December 31, 2008 is set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

Indemnification Agreements

We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors.  We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This “Compensation Discussion and Analysis” section describes the material elements of the compensation awarded to, earned by or paid to our two executive officers who are considered “named executive officers” as a result of their officer positions and the amount of compensation they earned during the fiscal year ended December 31, 2008:  Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer, and Phillip B. Donenberg, our Chief Financial Officer, Treasurer and Secretary.  This discussion analyzes the information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” found later in this proxy statement.  In so doing, this discussion describes our compensation objectives, philosophy, policies and practices with respect to our named executive officers.  Although this discussion focuses primarily on compensation awarded to, earned by and paid to our named executive officers during 2008, this discussion also describes compensation actions taken prior to and after 2008 to the extent it enhances the understanding of or gives context to our executive compensation disclosure for 2008.

Objectives and Philosophy of Our Executive Compensation Program

Our executive compensation program is designed to:

•                                          attract and retain executives important to the success of our company and the creation of value for our stockholders;

•                                          motivate our executives to achieve company and individual performance objectives and create stockholder value;

•                                          reward our executives for the achievement of company and individual performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company; and

•                                          impose consequences for company, individual and stock price underperformance.

In order to achieve these objectives, the Compensation Committee and the Board of Directors make compensation decisions based on the following philosophy and principles:

•                                          We favor having a significant component of variable compensation tied to attainment of company objectives and achievement of individual goals over solely fixed compensation.

•                                          We seek to reward achievement of key company objectives, such as successful clinical testing, obtaining regulatory approvals for our products, executing in-licensing and out-licensing agreements, entering into strategic relationships to market and sell our products and raising additional financing on terms favorable to our company, that create value for our stockholders and ultimately and presumably should result in an increase in our stock price.

•                                          A greater percentage of total compensation should be tied to performance and stock price, and therefore at risk, as position and responsibility increases.  Individuals, such as our executives, with greater roles and responsibilities associated with achieving our company’s objectives should bear a greater proportion of the risk that those objectives are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if objectives are met or surpassed and our stock price increases.

•                                          We seek to align the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation, in the form of stock options, and further emphasized through change in control arrangements which are designed to provide financial motivation to our executives to complete a transaction that the Board of Directors believes is in the best interests of our stockholders.

Setting Executive Compensation

Based on the objectives of our executive compensation program, the Compensation Committee and Board of Directors have structured our executive compensation program to motivate our executives to achieve the business goals established by the Board of Directors and reward our executives for achieving these goals.

Determination of Amount of Compensation.  Our executive compensation program as a whole and each individual element of the program is designed to be market competitive in order to attract, motivate and retain executives necessary to the achievement of our company objectives.  We generally target total compensation and each element of total compensation at the median of our industry sector.  In determining the amount of compensation to pay our executives, the Compensation Committee and the Board of Directors generally consider factors, such as:

•                                          the executive’s position within the company and the level of responsibility, skills and experience required by the executive’s position;

•                                          the ability of the executive to impact key business initiatives;

•                                          the executive’s individual experience and qualifications;

•                                          an assessment of the risk that the executive would leave our company and the harm to our company’s business initiatives if the executive left;

•                                          our ability to replace such individual and the overall competitive environment for executive talent;

•                                          company performance determined on an after-the-fact basis as opposed to in comparison to specific pre-established objectives;

•                                          individual performance of the executive, as determined on an after-the-fact basis and in isolation and in comparison to any goals established or discussed in advance by the Compensation Committee and the Board of Directors and the individual executive;

•                                          current and historical compensation levels;

•                                          the executive’s length of service to our company;

•                                          recommendations of our President and Chief Executive Officer;

•                                          peer group compensation data gathered by and recommendations of our compensation consultant;

•                                          the trading price of our common stock;

•                                          the retention value of executive equity holdings, including outstanding stock options;

•                                          our cash position;

•                                          “tally” sheets which detail the value of each element of the executive’s compensation, including under various termination scenarios; and

•                                          other considerations the Compensation Committee and the Board of Directors deem relevant.

Determination of Form of Compensation.  The principal elements of our executive compensation program include base salary, annual incentive compensation, long-term equity-based incentive compensation, in the form of stock options, and other compensation as described in more detail below under the heading “—Elements of Our Executive Compensation Program.”  In determining the form of compensation to pay our executives, the Compensation Committee and the Board of Directors view these elements of our executive compensation program as related but distinct.  Although the Compensation Committee and the Board of Directors review total compensation, they do not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements or that, conversely, decreased compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.  However, in 2009, our executives received larger stock option grants, in part, to compensate them for no base salary increases for 2009, no discretionary bonuses paid for 2008 and the intrinsic value of their outstanding stock options being zero.

Except as described below, neither the Compensation Committee nor the Board of Directors has adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.  However, the philosophy of the Compensation Committee and the Board of Directors is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position and responsibility increases given the influence that more senior level executives generally have on company performance.  It is also the view of the Compensation Committee and the Board of Directors to keep cash compensation to the minimum competitive level (which we define to be the median of the peer group) while providing the opportunity to be appropriately rewarded through long-term equity-based incentive compensation, in the form of stock options, if the company’s stock price performs well over time.  Thus, individuals with greater roles and responsibilities associated with achieving our company’s objectives and thus presumably increasing our stock price should bear a greater proportion of the risk that those goals are not achieved and our stock price decreases than other employees and should receive a greater proportion of the reward if objectives are met or surpassed and our stock price increases.

Role of Compensation Committee.  Information about the Compensation Committee and its composition, responsibilities and the processes and procedures used to consider and determine executive compensation for 2008 can be found under the heading “Corporate Governance—Board Committees—Compensation Committee.”  The responsibilities of the Compensation Committee include making recommendations to the Board of Directors regarding the compensation payable to our executive officers and administering our equity-based compensation plans.  In recommending to the Board of Directors executive compensation for our executives, the Compensation Committee considers the factors described below under the heading “—Determination of Amount of Compensation,” as well as the recommendations of our President and Chief Executive Officer and the Compensation Committee’s compensation consultant.

Role of Management.  Our President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executives, including himself, and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive, including himself.  In making such recommendations, our President and Chief Executive Officer considers many of the same factors bulleted above that the Compensation Committee considers in setting executive compensation.  In making final decisions regarding compensation to be paid to our executives, the Compensation Committee and Board of Directors considers the recommendations of our President and Chief Executive Officer recognizing that due to his reporting and otherwise close relationship with employees, the President and Chief Executive Officer is often in a better position than the Compensation Committee and Board of Directors to evaluate the performance of employees (other than himself).  In some cases, the Compensation Committee also considers other input from management regarding their own compensation.  However, the Compensation Committee recognizes the inherent conflict of interest involved in connection with the recommendations of our President and Chief Executive Officer and other members of management, especially with respect to their own compensation.  Accordingly, the Compensation Committee and Board of Directors, consider other factors, such as its own views as to the form and amount of compensation to be paid, peer group data provided by and recommendations of the Compensation Committee’s compensation consultant, the general performance of the company and the individual officers, the company’s cash position and the other factors bulleted above.  Final deliberations and decisions by the Compensation Committee and the Board of Directors regarding the form and amount of compensation to be paid to our executives, including our President and Chief Executive Officer, for 2008 performance were made by the Compensation Committee and the Board of Directors without the presence of our President and Chief Executive Officer or any other executive officer of our company.

Role of Compensation Consultant.  Remedy Compensation Consulting’s engagement with BioSante includes reviewing and advising on all significant aspects of executive compensation.  This includes base salaries, bonuses and equity awards, as well as severance and change in control arrangements.  The Chair of the Compensation Committee, Louis W. Sullivan, M.D., consulted with a representative of Remedy Compensation Consulting prior to several of the Compensation Committee meetings held in 2008.  A representative of Remedy Compensation Consulting also was invited to attend several meetings of the Compensation Committee and Board of Directors during 2008.  Remedy Compensation Consulting was engaged directly by our Compensation Committee and did not advise our management and only worked with management with the express permission of the Compensation Committee.

At the end of 2007 and during 2008, at the request of the Compensation Committee, Remedy Compensation Consulting  recommended a peer group of companies, collected relevant market data from these companies to allow the Compensation Committee to compare elements of our compensation program to those of our peers, provided information on executive compensation trends and implications for our company and made other recommendations to the Compensation Committee regarding certain aspects of our executive compensation program.  In addition, at the end of 2007 and beginning of 2008, the Compensation Committee engaged Remedy Compensation Consulting to provide an executive staffing study and a study of severance and change in control arrangements.

In making its final decision regarding the form and amount of compensation to be paid to our executives, the Compensation Committee considers the information gathered by and recommendations of Remedy Compensation Consulting.  The Compensation Committee values especially Remedy Compensation

Consulting’s benchmarking information and input regarding best practices and trends in executive compensation matters.  With respect to the benchmarking information gathered by Remedy Compensation Consulting, the Compensation Committee recognizes that although benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, the Compensation Committee nevertheless believes that gathering this information is an important part of its compensation-related decision-making process.  Where a sufficient basis for comparison does not exist between the peer group data or Remedy Compensation Consulting’s recommendations and an executive, however, the Compensation Committee gives less weight to the peer group data and Remedy Compensation Consulting’s recommendations regarding executive compensation.

Use of Peer Group Data.  At the end of 2007, our compensation consultant conducted an executive compensation competitive assessment of the base salaries, annual bonus opportunity, total cash compensation, stock options and total direct compensation paid to our executive officers and reviewed the option holdings of our executive officers in comparison to similar executives of other companies in our industry sector.  The Compensation Committee and the Board of Directors have used this information to assist them in determining the amount of base salary, annual incentive compensation, total compensation and the form and amount of long-term equity-based incentive compensation to pay our executives.

At the end of 2007, we worked with Remedy Compensation Consulting to define a peer group of 21 other publicly-held life science companies, with net sales and market capitalizations similar to ours.  All but one of the peer companies had less than $30 million in annual net sales for the most recent fiscal year prior to the survey, with most of such companies, like our company, having either minimal or no net sales.  All of the peer companies had market capitalizations as of a recent date prior to the survey of between approximately one-half and two times that of our then market capitalization ($85.7 million to $296.8 million).  We also chose these companies for inclusion in our peer group based on other business characteristics similar to ours, including stage of development, types of products sold or developed and employee headcount.  The companies in our peer group include the following:

Alexza Pharmaceuticals, Inc.	Immtech Pharmaceuticals, Inc.
Alfacell Corporation	ISTA Pharmaceuticals, Inc.
Altus Pharmaceuticals Inc.	NexMed, Inc.
Anika Therapeutics, Inc.	Novavax, Inc.
Antares Pharma, Inc.	Nuvelo, Inc.
Columbia Laboratories, Inc.	OxiGENE, Inc.
Combinatorx, Incorporated	Palatin Technologies, Inc.
Critical Therapeutics, Inc.	Panacos Pharmaceuticals, Inc.
Cyclacel Pharmaceuticals, Inc.	Repros Therapeutics Inc.
Cytrx Corporation	Tercica, Inc.
Genvec, Inc.

In the beginning of 2008, the Compensation Committee consulted with Remedy Compensation Consulting on several occasions in connection with setting base salaries for 2008 and in revising and putting in place certain severance and change in control arrangements during summer of 2008.  However, to save costs, the Compensation Committee did not engage Remedy Compensation Consulting to update the peer group or prepare a revised annual executive compensation competitive assessment in 2008.  The Compensation Committee did not believe such an assessment was necessary in light of the fact that no material changes were expected to be made to the compensation of our executives.

While the Compensation Committee and the Board of Directors recognize that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to our company, the Compensation Committee and the Board of Directors, nevertheless, believe that gathering this information is an important part of its compensation-related decision-making process.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program for 2008 included:

•                                          base salary;

•                                          annual incentive compensation;

•                                          long-term equity-based incentive compensation, in the form of stock options; and

•                                          other compensation, such as perquisites, and other compensation arrangements, such as change in control and severance arrangements.

Base Salary.  We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk.  We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support their standard of living.

We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives.  We also take into account the base compensation that is payable by companies in our peer group.

The Compensation Committee and the Board of Directors review base salaries for our executives each year beginning in December and generally approve any increases for the following year in January or as soon as practicable thereafter.  Regardless of when the final decision regarding base salaries for a calendar year is made, any increases in base salaries are effective as of January 1 of that year, which could result in a retroactive payment to the executive shortly after the final decision is made.

In determining the amount of base salaries for our executives, the Compensation Committee and the Board of Directors strive to target base salaries at the median of the range of salaries for executives in similar positions and with similar responsibilities at companies in our peer group.  The median was selected to assure that we pay approximately the same for a given position in the marketplace, without over- or under-compensating an executive.  Deviation from the median may be determined to be appropriate based on the Compensation Committee’s and the Board’s assessment of the responsibilities of the position, and the executive’s performance and experience, recognizing that not all positions are directly correlated at different companies and not all individuals have the same talents as their peers.

The determinations of the Compensation Committee and the Board of Directors regarding the base salaries of our executives are based on a number of factors, including those listed above under the heading “—Setting Executive Compensation—Determination of Amount of Compensation.”  The Compensation Committee and the Board of Directors also recognize that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, our executives often possess additional responsibilities and perform additional duties that would be typically delegated to others in most organizations with additional personnel and resources due to the small number of our employees.  This recognition was confirmed by the results of an executive staffing analysis performed by Remedy

Compensation Consulting for the Compensation Committee in December 2007.  The focus of the analysis was on executive staffing levels, in terms of numbers and aggregate compensation levels, compared to selected metrics, including number of employees, market capitalization and revenue.  The peer group of companies used in the executive staffing analysis was the same group of 21 peer companies used in the executive compensation analysis.  The results of the executive staffing analysis showed that our company as of the measurement date had significantly fewer executives and employees than the companies in our peer group and our total executive base pay levels were low in comparison to our peer companies and our market capitalization per executive was high in comparison to our peer companies.

Finally, in determining base salaries each year, the Compensation Committee and the Board of Directors take into consideration employment letter agreements with our executives, which obligate our company absent any consent by the executive to increase the base salaries of our executives each year, at a minimum rate consistent with any increase in the Consumer Price Index.

Annual Incentive Compensation.  We provide our named executive officers the opportunity for annual incentive compensation, which is designed to provide a direct financial incentive to our executives for the achievement of annual performance objectives of our company and individual goals of the executives.  The Board of Directors, upon recommendation of the Compensation Committee, determines the amount of the bonus each year for each executive based on, among other things, the achievement of informal performance objectives of our company and individual goals by the executive.  Conceptual performance objectives and individual goals for each executive for any given year are usually discussed among the executives and the Compensation Committee during the beginning of the year but are not formally established or agreed upon in advance.  After the completion of each year, the Board of Directors, upon recommendation of the Compensation Committee and excluding the President and Chief Executive Officer who is not present during these discussions, determines, the amount of annual performance bonus to be paid to each executive.  Such determination is made after first receiving input from our President and Chief Executive Officer as to his views of the amount of bonus each executive, including himself, should receive.  In determining the final amount of annual performance bonus to be paid to each executive, the Board of Directors considers the recommendation of the Compensation Committee, the recommendations of our President and Chief Executive Officer, the Board’s own views as to the achievement of company performance and individual executive goals as discussed in concept at the beginning of the year, the general performance of the company and the executives during the year regardless of any specific objectives discussed in the beginning of the year, the performance of the company’s stock price during the year, competitive compensation data and other relevant factors.  The amount of annual cash bonuses paid to our executives is highly discretionary and has been highly variable from year to year.  For example, for 2007, Mr. Simes received an annual bonus of $256,100 and Mr. Donenberg received an annual bonus of $87,600; whereas, for 2008, each executive received no annual bonus.  In terms of payment of the annual performance bonus, it is usually made in cash and for the past several years has been paid to our executives in two installments:  one-half in January and the remaining amount on the last day of the year, so long as the executive remains an employee of our company as of such date or if not employed as of such date was terminated by us without cause.  The primary purpose of structuring the payment in two installments has been for retention purposes.

Long-Term Equity-Based Incentive Compensation.  Although we do not have any detailed stock retention or ownership guidelines, the Board of Directors has adopted Corporate Governance Standards that address ownership of our common stock by our executives and which encourage our executives to have a financial stake in our company in order to align the interests of our stockholders and management.  We, therefore, provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our employees, in the form of stock options.

We believe that stock options are an important part of our overall compensation program.  Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return.  When our executives deliver returns to our stockholders, in the form of increases in our stock price or otherwise, stock options permit an increase in their compensation.  Thus, stock options also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation.  However, unless our stock price increases after the stock option grants are made, they deliver no value to the option holders.

All of our stock options have been granted under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan or the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.  Both of these plans have been approved by our stockholders.  Although the 2008 plan is an “omnibus” plan that permits the grant of equity-based incentive awards besides stock options, such as restricted stock, restricted stock units, stock appreciation rights, performance units and stock bonuses, to date, only incentive and non-statutory stock options have been granted.  The 2008 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.  For more information regarding the terms of our 2008 plan, we refer you to “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.”

We have adopted a Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards.  Under the policy, the Board of Directors, upon recommendation of the Compensation Committee, has the authority to grant options to executive officers.  Grants to be made in connection with new hires and promotions of executive officers will be recommended by our President and Chief Executive Officer and will be considered and acted upon by the Board of Directors, upon recommendation of the Compensation Committee, at the next Board of Directors meeting or by unanimous written consent resolutions, or in the case of executive officers, as part of their compensation package at the time of hire or promotion.  Current executive officers and other employees are eligible for option grants thereafter on a periodic basis.  We do not have a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The policy also sets forth the general terms and conditions of our stock option grants.  We generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time as a result of our net loss position outweighs our interest in obtaining the federal corporate income tax deduction which would be available if we granted non-statutory stock options.  The stock options granted to our executives and other employees typically vest or become exercisable over a period of three years from the date of grant, with one-third of the underlying shares vesting in each year on the anniversary of the date of grant, so long as the optionee continues to be employed by us.  Stock options typically remain exercisable for a period of 10 years from the date of grant, so long as the optionee continues to be employed by us.  We also in the past have granted and in the future may grant performance-based stock options that vest upon the attainment of certain performance milestones.

It is our policy to set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.  The “date of grant” for these purposes means the date on which the corporate approval for the option grant was obtained, which means the date on which the Board of Directors met and approved the option grant.  For purposes of our 2008 plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ Stock Market.  We may not under the terms of our 2008 plan, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted “underwater” option.  For purposes of the 2008 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.  Other typical terms of the stock options we grant to our executives and other employees are described elsewhere in this proxy statement under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.”

We review the long-term equity-based incentives for our executives, on an individual basis and on an aggregate basis, at the time we determine performance bonuses for the previous year and base salaries for the current year.  The determination of the Board of Directors regarding the number of stock options to grant our executives is based primarily on the recommendation of the Compensation Committee and a number of other factors, including those described under the heading “—Setting Executive Compensation—Determination of Amount of Compensation.”  In particular, the Board considers the retention value of an executive’s current equity holdings and the executive’s percentage ownership of our common equity outstanding, including stock options.

All Other Compensation.  It is generally our policy not to extend significant perquisites and other benefits to our named executive officers that are not generally available to our employees.  The only significant perquisites that we provide to our executives are those that are required under the terms of their employment letter agreements.  Both of our executives receive a monthly auto allowance and reimbursement for supplemental life insurance and excess long-term disability insurance premiums and taxes associated with the premiums.  We are required to provide these benefits to our executives under their employment letter agreements and have decided to continue to provide such benefits since we believe such benefits are commonly provided to executives at other similarly sized companies and the cost of providing such benefits is not material.  Our executives also receive benefits, which are received by our other employees, including 401(k) matching contributions, health, dental and life insurance benefits, and reimbursement for certain minimal health club costs.  We do not provide pension arrangements or post-retirement health coverage for our employees, including our executives.  We also do not provide any nonqualified defined contribution or other deferred compensation plans.  Our executive compensation program also includes change in control arrangements and post-termination severance arrangements, which are provided under our equity-based compensation plans and the employment letter agreements with our executives, as described in more detail below under the heading “—Change in Control and Post-Termination Severance Arrangements.”

Employment Letter Agreements

In connection with our hiring of Mr. Simes as our President and Chief Executive Officer and Mr. Donenberg as our Chief Financial Officer in 1998, we entered into employment letter agreements with each of them.  We believed it was prudent to enter into a more formal agreement with Messrs. Simes and Donenberg regarding the terms of their employment in light of their positions as our top executives, for our business planning purposes and for each executive’s benefit for certain terms of his arrangement, such as severance, to be agreed upon in advance and documented in writing.  The current term of Mr. Simes’ employment letter agreement continues until December 31, 2011.  On January 1 of each year, the term is automatically extended for an additional one year unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement or cessation of further extensions.  The term of Mr. Donenberg’s employment letter agreement continues until either party gives 30 days written notice to the other of the termination of the agreement.  The purpose of the evergreen provision in Mr. Simes’ employment letter agreement is to ensure that a written agreement remains in place at all times during Mr. Simes’ employment with us and to guarantee him certain minimum severance benefits and protections.  Mr. Simes’ employment letter agreement further provides that if we provide notice of our intent not to renew the agreement, it shall be treated as a termination of Mr. Simes’ employment by us without cause, in which case Mr. Simes would be entitled to the severance benefits described in more detail under the heading “Change in Control and

Post-Termination Severance Arrangements—Severance Arrangements” below.  The purpose of this provision to provide Mr. Simes severance protection in the event we decide to terminate his employment regardless of the timing of any such decision.

Change in Control and Post-Termination Severance Arrangements

Overview and Rationale for Change in Control and Severance Arrangements.  The BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan and the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan and the individual agreements entered into in connection with the grant of stock options under such plans provide for the immediate vesting of all stock options then held by our executives, as well as all other employees, upon the completion of a change in control of our company.  In addition, our executives have employment letter agreements with us that provide for certain severance payments and benefits upon the termination of their employment with us under certain circumstances, including upon a change in control of our company.  These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail later in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The employment letter agreements with our executives which provide for these severance and change in control arrangements were entered into in connection with our hiring them as executive officers, which in the case of Mr. Simes was in January 1998, and in the case of Mr. Donenberg was in June 1998.  These agreements were amended in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions, as described in more detail below.

We believe our change in control and severance arrangements are an important part of our executive compensation program due to the important retention and motivational value.  We believe that our change in control arrangements mitigate some of the risk that exists for executives working in a smaller company, where there is a meaningful likelihood that the company may be acquired.  These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control of our company, to be less risky absent these arrangements.  We believe that relative to our overall value, our potential change in control benefits are relatively minor.  We also believe based on the change in control and severance arrangements study conducted by our compensation consultant that the change in control provisions in our equity-based compensation plans and the severance and change in control arrangements provided in the employment letter agreements with our executives are, for the most part, consistent with the design provisions and benefit levels of many other companies in our peer group.  A study conducted by our outside compensation consultant indicated that similar protections are provided by 95% of the companies in our peer group, and thus we believe we must continue to offer such protections in order to be competitive and to retain our executives.

Change in Control Arrangements.  We believe the change in control provisions in our equity-based compensation plans and Mr. Simes’ and Mr. Donenberg’s employment letter agreements are particularly important.  Pursuant to the terms of our equity-based compensation plans, all stock options held by our executives (as well as all other optionees) become immediately vested and exercisable upon the completion of a change in control of our company.  Thus, the immediate vesting of stock options would be triggered by the change in control and thus is known as a “single trigger” change in control arrangement.  While we recognize that “single trigger” change in control arrangements are sometimes criticized as creating a “windfall” for optionees, we, nonetheless, believe such arrangements are appropriate since they provide important retention value during what can often be an uncertain time for employees and provide executives additional financial motivation to complete a transaction that the Board of Directors believes is in the best interests of our stockholders.  If an executive were to leave prior to the completion of the change in control, non-vested awards held by the executive would terminate.  Based on a study conducted by our compensation consultant of change in control arrangements of the other companies in our peer group we believe that single trigger vesting of equity awards also is consistent with the change in control arrangements of many companies in our peer group.

In order for our executives to receive any other payments or benefits as a result of a change in control of our company, however, there must be a termination event, such as a termination of the executive’s employment by us without cause or a termination of the executive’s employment by the executive for good reason.  The employment letter agreements provide our executives the ability to terminate their employment for good reason during the 13th month after a change in control.  We believe this “modified single trigger” arrangement is appropriate for our two executives to reward them for the completion of a change in control transaction and to recognize the reality that executives such as CEOs and CFOs are often terminated in connection with most change in control transactions.  Other than for this one-time right, the termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise.  As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

If any payments to our executives under their employment letter agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, and would therefore constitute a “parachute payment” under the Internal Revenue Code, then such payments either would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code or would require the executive to pay an additional 20% excise tax on the amount of any parachute payment received, whichever is more beneficial to the executive.  In deciding upon such a provision, the Board of Directors decided that any change in control payments to executives should not necessarily be capped, but also did not want to require BioSante to “gross up” any payments for excise taxes that may be due and payable by the executive.  Accordingly, the Board of Directors agreed to the provision as a more “middle of the road” response.  Since we have substantial net operating losses, the Board of Directors did not feel strongly about the possibility that such a provision may cause the company to lose a tax deduction on amounts paid to the executives in connection with a change in control.

Severance Arrangements.  The employment letter agreements with our executives also provide that if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us without cause or by the executive for good reason, or if in the case of Mr. Simes, we give notice of our intent not to renew his employment agreement, the executive would be entitled to a severance payment, as well as continued health, dental, disability and other benefits are described in more detail later in this proxy statement under the heading “Executive Compensation—Potential Payments Upon Termination or Change in Control.”  The purpose of these severance provisions to provide the executives financial protection in the event we decide to terminate their employment and motivation to keep working for our company despite the possibility that we could terminate their employment at any time pursuant to the agreements.  As mentioned above, we believe based on the severance arrangements study conducted by our compensation consultant that the severance arrangements provided in the employment letter agreements with our executives are, for the most part, consistent with the design provisions and benefit levels of many other companies in our peer group.

Analysis of Executive Compensation Arrangements for 2008 — Stephen M. Simes

Overview.  As President and Chief Executive Officer, Stephen M. Simes has overall responsibility for the execution of our annual and long-term company objectives and strategy.  Under Mr. Simes’ leadership, during 2008, we made significant progress in the development of LibiGel®, our transdermal testosterone gel in Phase III clinical development for the treatment of female sexual dysfunction.  More specifically, during 2008:

•

We reached two Special Protocol Agreements, or SPAs, with the U.S. Food and Drug Administration, or FDA, on key FDA requirements for the development and approval of LibiGel in the treatment of female sexual dysfunction, or FSD, specifically, hypoactive sexual desire disorder, or HSDD. The SPA process and agreement affirms that the FDA agrees that the LibiGel Phase III safety and efficacy clinical trial design, clinical endpoints, sample size, planned conduct and statistical analyses are acceptable to support regulatory approval. Further, it indicates that these agreed measures will serve as the basis for regulatory review and any decision by the FDA to approve a new drug application for LibiGel. The January 2008 SPA agreement covers the pivotal Phase III safety and efficacy trials of LibiGel in the treatment of FSD for “surgically” menopausal women. The July 2008 SPA agreement covers the Phase III safety and efficacy trials of LibiGel in the treatment of FSD in “naturally” menopausal women.

•	We reacquired the U.S. marketing rights to Elestrin™ from Nycomed U.S. Inc. and relicensed such rights and sold certain related assets to Azur Pharma International II Limited.

•	We signed an exclusive agreement with PharmaSwiss SA for the marketing of Elestrin in Israel.

•	We put in place a $25 million committed equity financing facility with Kingsbridge Capital Limited.

•

Although we engaged Deutsche Bank Securities Inc. in June 2008 to assist us in seeking strategic alternatives, we were unable to complete a significant sale transaction or business combination in 2008.

•	The price of our common stock decreased from $3.78 per share on December 31, 2007 to $1.00 per share on December 31, 2008.

Base Salary.  Mr. Simes’ base salary for 2008 was $417,640, which represented a six percent increase over his base salary for 2007.  In establishing Mr. Simes’ base salary for 2008 and specifically approving a six percent increase over his base salary for 2007, the Compensation Committee and the Board of Directors considered competitive market data gathered by the Compensation Committee’s compensation consultant.  Although such data indicated that Mr. Simes’ base salary was slightly higher than the median of base salaries of other chief executive officers of companies in our peer group, the Compensation Committee and Board of Directors believed a six percent increase in Mr. Simes’ base salary was appropriate in light of the company’s and his individual performance during 2007.

The Compensation Committee and Board of Directors recently established Mr. Simes’ base salary for 2009, which will remain the same as Mr. Simes’ base salary for 2008.  In establishing Mr. Simes’ base salary for 2009 and specifically approving no increase over his base salary for 2008, the Compensation

Committee and the Board of Directors considered the current economic recession and the company’s cash position.

Annual Incentive Compensation.  Mr. Simes received no discretionary cash bonus for 2008.  The Compensation Committee and Board of Directors believed although a bonus may be warranted for 2008 performance, a bonus was not advisable in light of the company’s current cash position.

Long-Term Equity-Based Incentive Compensation.  In January 2008, the Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Simes an option to purchase 100,000 shares of our common stock at an exercise price of $3.995 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant.  In determining the number of stock options to grant Mr. Simes in January 2008, the Board of Directors took into consideration the company’s and Mr. Simes’ individual performance during 2007 and the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our peer group grant equity awards, such as stock options, on an annual basis, to their executives.

In February 2009, the Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Simes an option to purchase 300,000 shares of our common stock at an exercise price of $1.51 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant.  In determining the number of stock options to grant Mr. Simes in February 2009, the Board of Directors took into consideration: (1) the recommendation of Mr. Simes; (2) the fact that Mr. Simes did not receive an increase in his base salary for 2009 or a discretionary bonus for 2008; (3) the fact that all of Mr. Simes’ then currently outstanding options to purchase shares of our common stock were out-of-the-money; and (4) the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our peer group grant equity awards, such as stock options, on an annual basis, to their executives.

All Other Compensation.  All other compensation paid to Mr. Simes during 2008 amounted to $30,879, which represented 7.4 percent of his base salary for 2008 and 4.4 percent of his total compensation for 2008 as calculated for purposes of the Summary Compensation Table found later in this proxy statement.  All other compensation paid to Mr. Simes during 2008 consisted of a car allowance in the amount of $12,000, reimbursement of premiums for supplemental term life and long-term disability insurance in the amount of $5,684 and taxes associated with such premiums in the amount of $2,945 and a 401(k) matching contribution in the amount of $10,250, which match is available to all employees.  We are required under the terms of our employment letter agreement with Mr. Simes to provide the $1,000 per month car allowance, which amount has not changed since the execution of his agreement in January 1998, and to provide Mr. Simes supplemental term life and long-term disability insurance.

Total Compensation Mix.  The table below illustrates how total compensation for Mr. Simes was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash and equity components.  For purposes of this table, our long-term equity-based compensation (including the amount of long-term equity incentives included in total compensation) is based on its grant date fair value computed in accordance with FAS 123R, which is different than the manner in which this amount is calculated for purposes of the Summary Compensation Table.  See “Executive Compensation—Summary of Cash and Other Compensation.”

Total Compensation Mix
(base salary, short-term cash incentives, long-term
equity incentives and executive benefits and perquisites)

% of Total		% of Performance Based Total		% of Total
Compensation that is:		Compensation that is:		Compensation that is:
Performance Based (1)	Not Performance Based (2)	Short-Term(3)	Long-Term (4)	Cash Based (5)	Equity-Based (6)
35.7%	64.3%	0.0%	100.0%	64.3%	35.7%

(1)  Short-term cash incentives plus long-term equity incentives divided by total compensation
(2)  Base salary plus executive benefits and perquisites divided by total compensation
(3)  Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives
(4)  Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives
(5)  Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation
(6)  Long-term equity incentives divided by total compensation

Consistent with the philosophy of our executive compensation program, historically, the majority of Mr. Simes’ compensation was performance-based.  As a performance driven culture, we favor having a significant component of variable compensation tied to results and achievement over solely fixed compensation.  However, for 2008, the percentage of Mr. Simes’ total compensation that was performance based is much lower than in past years due to the fact that Mr. Simes did not receive a discretionary cash bonus for 2008.  As in past years, to align the interests of our executives with the interests of our stockholders, the majority of the performance-based compensation paid to Mr. Simes in 2008 was in the form of long-term equity incentives and a significant part of his 2008 total compensation paid was equity-based.

Analysis of Executive Compensation Arrangements for 2008 — Phillip B. Donenberg

Overview.  As Chief Financial Officer, Treasurer and Secretary, Phillip B. Donenberg has overall responsibility for our company’s financial and accounting matters, Securities and Exchange Commission filings, corporate governance matters and investor relations.  Due to his position and responsibilities, Mr. Donenberg played a significant role in connection with the following activities during 2008:

•              the execution of our agreements with Nycomed, Azur and PharmaSwiss;

•              the establishment of our $25 million committed equity financing facility with Kingsbridge;

•              our process to seek strategic alternatives;

•              timely and efficient financial statement quarterly reviews, annual financial audit and SEC filings;

•              effectiveness of our disclosure controls and procedures as well as our internal control over financial reporting; and

•              corporate governance efforts.

Base Salary.  Mr. Donenberg’s base salary for 2008 was $232,140, which represented a six percent increase over his base salary for 2007.  In establishing Mr. Donenberg’s base salary for 2008 and specifically approving a six percent increase over his base salary for 2007, the Compensation Committee and Board of Directors considered the progress the company made towards its goals during 2007 and Mr. Donenberg’s contributions towards such progress, the fact that Mr. Donenberg’s base salary was significantly below the median of base salaries of other chief financial officers of companies in our peer group and Mr. Donenberg’s strong individual performance during 2007.

The Compensation Committee and Board of Directors recently established Mr. Donenberg’s base salary for 2009, which will remain the same as Mr. Donenberg’s base salary for 2008.  In establishing Mr. Donenberg’s base salary for 2009 and specifically approving no increase over his base salary for 2008, the Compensation Committee and the Board of Directors considered the current economic recession and the company’s cash position.

Annual Incentive Compensation.  Mr. Donenberg received no discretionary cash bonus for 2008.  The Compensation Committee and Board of Directors believed although a bonus may be warranted for 2008 performance, a bonus was not advisable for 2008 in light of the company’s current cash position.

Long-Term Equity-Based Incentive Compensation.  In January 2008, the Board of Directors granted Mr. Donenberg an option to purchase 60,000 shares of our common stock at an exercise price of $3.995 per share, which represented the fair market value of our common stock on the date of grant as determined under our stock plan.  In determining the number of stock options to grant Mr. Donenberg in January 2008, the Board of Directors took into consideration: (1) the company’s performance during 2007; (2) Mr. Donenberg’s individual performance during 2007; and (3) the fact that according to competitive data gathered by our compensation consultant, most companies in our peer group grant equity awards, such as stock options, on an annual basis, to their executives.

In July 2005, Mr. Donenberg was granted a stock option to purchase 25,000 shares of our common stock, which option was to vest upon the achievement of certain performance goals.  In February 2007, the Compensation Committee determined that certain performance goals had been achieved, thereby resulting in the vesting of 20,000 shares underlying the option.  The performance goals that had been achieved or partially achieved included (1) outlicensing a product; (2) becoming a leader and working on employee relations; (3) the initiation of coverage by an investment bank or third party; and (4) the involvement in activities to enhance investor/public relations.  In March 2008, the Compensation Committee determined that certain additional performance goals had been achieved, thereby resulting in the vesting of the remaining 5,000 shares underlying the option.  The performance goals that had been achieved included the completion of our June 2007 financing and the initiation of coverage by two new analysts.

In February 2009, the Board of Directors, upon recommendation of the Compensation Committee, granted Mr. Donenberg an option to purchase 125,000 shares of our common stock at an exercise price of $1.51 per share, which represented the fair market value of our common stock, as determined under our stock plan, on the date of grant.  In determining the number of stock options to grant Mr. Donenberg in February 2009, the Board of Directors took into consideration: (1) the recommendation of Mr. Simes; (2) input from Mr. Donenberg; (3) the fact that Mr. Donenberg did not receive an increase in his base salary for 2009 or a discretionary bonus for 2008; (4) the fact that all of Mr. Donenberg’s then currently outstanding stock options were out-of-the-money; and (5) the fact that according to competitive data gathered by the Compensation Committee’s compensation consultant, most companies in our company’s peer group grant equity awards, such as stock options, on an annual basis, to their executives.

All Other Compensation.  All other compensation paid to Mr. Donenberg during 2008 amounted to $20,123, which represented 8.7 percent of his base salary for 2008 and 5 percent of his total compensation for 2008 as calculated for purposes of the Summary Compensation Table found later in this proxy statement.  All other compensation paid to Mr. Donenberg during 2008 consisted of a car allowance in the amount of $7,200, a 401(k) matching contribution in the amount of $7,250 and reimbursement of the premium for supplemental long-term disability insurance of $4,518 and taxes associated with such premium in the amount of $1,155.  We are required under the terms of our employment letter agreement with Mr. Donenberg to provide the $600 per month car allowance, which amount has not changed since the execution of his agreement in April 1998, and to provide Mr. Donenberg supplemental term life and long-term disability insurance.

Total Compensation Mix.  The table below illustrates how total compensation for Mr. Donenberg was allocated between performance and non-performance based components, how performance based compensation is allocated between short-term and long-term components and how total compensation is allocated between cash and equity components.  For purposes of this table, our long-term equity-based compensation (including the amount of long-term equity incentives included in total compensation) is based on its grant date fair value computed in accordance with FAS 123R, which is different than the manner in which this amount is calculated for purposes of the Summary Compensation Table.  See “Executive Compensation—Summary of Cash and Other Compensation.”

Total Compensation Mix
(base salary, short-term cash incentives, long-term
equity incentives and executive benefits and perquisites)

% of Total		% of Performance Based Total		% of Total
Compensation that is:		Compensation that is:		Compensation that is:
Performance Based (1)	Not Performance Based (2)	Short-Term(3)	Long-Term (4)	Cash Based (5)	Equity-Based (6)
38.5%	61.5%	0.0%	100.0%	61.5%	38.5%

(1)  Short-term cash incentives plus long-term equity incentives divided by total compensation
(2)  Base salary plus executive benefits and perquisites divided by total compensation
(3)  Short-term cash incentives divided by short-term cash incentives plus long-term equity incentives
(4)  Long-term equity incentives divided by short-term cash incentives plus long-term equity incentives
(5)  Base salary plus short-term cash incentives and executive benefits and perquisites divided by total compensation
(6)  Long-term equity incentives divided by total compensation

Consistent with the philosophy of our executive compensation program, historically, a significant portion of Mr. Donenberg’s compensation was performance-based.  As a performance driven culture, we favor having a significant component of variable compensation tied to results and achievement over solely fixed compensation.  However, for 2008, the percentage of Mr. Donenberg’s total compensation that was performance based is much lower than in past years due to the fact that Mr. Donenberg did not receive a discretionary cash bonus for 2008.  As in part years, to align the interests of our executives with the interests of our stockholders, the majority of the performance-based compensation paid to Mr. Donenberg in 2008 was in the form of long-term equity incentives and a significant part of his 2008 total compensation paid was equity-based.

Accounting and Tax Considerations

Accounting for Equity-Based Compensation.  We account for equity-based compensation paid to our employees under the rules of Financial Accounting Standards Board Statement of Accounting Financial Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, which requires us to estimate and record an expense over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our financial position.  We structure our cash compensation so that it is taxable to our executives at the time it becomes available to them.  We currently intend that all cash compensation paid will be tax deductible for us.  However, with respect to equity-based compensation awards, all of our executives have received equity-based compensation awards in the form of incentive stock options, which would not entitle us to any related tax deduction if there is no disqualifying disposition by the optionee.  However, some of the incentive stock options that have been issued have exceeded the $100,000 per year dollar limitation (with respect to exercisability) set forth in Section 422 of the Internal Revenue Code.  Accordingly, the incentive stock options issued in excess of this $100,000 per year limitation will be treated as non-qualified stock options for tax purposes.  We, therefore, will be entitled to a tax deduction in the year in which the non-qualified stock option is exercised in an amount equal to the amount by which the fair market value of the shares underlying the non-qualified stock options on the date of exercise exceeds the option exercise price.

Deductibility of Compensation for Tax Purposes Under Section 162(m).  Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that a publicly held company may deduct for compensation paid to each of its chief executive officer and its next three most highly compensated officers (but excluding the CFO) to $1 million per year.  Since none of our executives received compensation over $1 million during 2008, we were not affected by the limitations of Section 162(m) of the Internal Revenue Code.

Nonqualified Deferred Compensation.  We believe we have been operating in good faith compliance with the non-qualified deferred compensation rules in Section 409A of the Code.  In July 2008, we amended our employment letter agreements with our two name executive officers to comply in both form and substance with the non-qualified deferred compensation rules.

EXECUTIVE COMPENSATION

Compensation Committee Report

This report is furnished by the Compensation Committee of the Board of Directors with respect to the “Compensation Discussion and Analysis” section of this proxy statement.

The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers.  In performing its oversight role, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with our management.

Based on the review and discussions of the Compensation Committee described above, and subject to the limitations on the role and responsibilities of the Compensation Committee in its charter, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the Securities and Exchange Commission.

This report is dated as of April 20, 2009.

Compensation Committee

Louis W. Sullivan, M.D., Chair

Ross Mangano

Edward C. Rosenow, III, M.D.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our principal financial officer during the years ended December 31, 2008, 2007 and 2006.  We did not have any other executive officers as of December 31, 2008.  We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE - 2008

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)(3)	All Other Compensation(4)	Total
Stephen M. Simes Vice Chairman, President and Chief	2008	$417,640	$0	$271,333	$30,879	$719,852
	2007	394,000	256,100	188,333	41,859	880,292
Executive Officer	2006	374,400	140,400	86,030	40,336	641,166

Phillip B. Donenberg Chief Financial Officer, Treasurer and Secretary	2008	232,140	0	174,105	20,123	426,368
	2007	219,000	87,600	185,151	19,109	510,860
	2006	208,572	41,714	127,622	14,700	392,608

(1)           Represents discretionary cash bonus earned in year as indicated, but actually paid to executive in the following year.  We refer you to the information under the headings “— Annual Performance Bonus” and “Compensation Discussion and Analysis” for a discussion of the factors taken into consideration by the Board of Directors in determining the amount of bonus paid to each executive.

(2)           Reflects the dollar amount recognized as stock-based compensation expense for financial statement reporting purposes with respect to the fiscal years ended December 31, 2008, 2007 and 2006, respectively, in accordance with FAS 123R for option awards granted to each executive in the applicable year and in previous years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  The grant date fair value is determined based on our Black-Scholes option pricing model.  The amounts in the table reflect our accounting expense, and do not correspond to the actual value realized by the executives.  The following table provides the fair value of options granted to our named executive officers for compensation expense recognized during the fiscal year ended December 31, 2008, 2007 and 2006 and the related specific assumptions used in the valuation of each such option award:

Grant Date	Grant Date Fair Value Per Share	Risk Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield
01/15/08	$2.49	3.72%	10 years	67.51%	0
01/12/07	2.26	4.86%	10 years	69.52%	0
03/16/06	3.11	4.10%	10 years	73.94%	0
07/19/05	3.03	4.04%	10 years	73.38%	0
07/19/05	2.87	4.76%	10 years	69.23%	0
07/19/05	1.63	3.60%	10 years	67.84%	0

(3)           Represents options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “Executive Compensation—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.”

(4)           The amounts shown in this column include the following with respect to each executive:

Name	Year	401(k) Match(a)	Insurance Premiums(b)	Tax Gross-Up(c)	Auto Allowance
Stephen M. Simes	2008	$10,250	$5,684	$2,945	$12,000
	2007	10,250	12,804	6,805	12,000
	2006	10,000	11,581	6,756	12,000

Phillip B. Donenberg	2008	7,250	4,518	1,155	7,200
	2007	7,750	3,222	927	7,200
	2006	7,500	—	—	7,200

(a)   Based on 50 percent of amount the executive voluntarily contributed to plan.

(b)   Includes reimbursement for premiums paid by Mr. Simes and Mr. Donenberg for long-term disability insurance and by Mr. Simes for supplemental term life insurance.

(c)   Based on the executive’s tax rate at the time the premium was paid.

Simes Employment Letter Agreement.  In January 1998, we entered into an employment letter agreement with Stephen M. Simes pursuant to which Mr. Simes serves as our Vice Chairman, President and Chief Executive Officer and a member of the Board of Directors.  We amended the agreement in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions.  The current term of the agreement continues until December 31, 2011.  On January 1 of each year, the term is automatically extended for an additional one year unless on or before October 1 immediately preceding the extension, either party gives written notice to the other of the termination of the agreement or cessation of further extensions.  Under the agreement, Mr. Simes is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index.  Mr. Simes is entitled to receive an annual performance bonus, the amount and terms of which will be determined in the discretion of the Board of Directors.  Mr. Simes is also entitled to a monthly stipend of $1,000 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and four weeks paid vacation each year.  If Mr. Simes is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”  Under the agreement, Mr. Simes is subject to customary assignment of inventions, confidentiality and non-competition provisions.

Donenberg Employment Letter Agreement.  In June 1998, we entered into an employment letter agreement with Phillip B. Donenberg pursuant to which Mr. Donenberg serves as our Chief Financial Officer, Treasurer and Secretary.  We amended the agreement in July 2008 to ensure compliance with regulations on non-qualified deferred compensation severance benefits as mandated by Section 409A of the Internal Revenue Code of 1986 and to make certain changes to the change in control provisions.  The term of the agreement continues until either party gives 30 days written notice to the other of the termination of the agreement.  Under the agreement, Mr. Donenberg is entitled to a base salary in an amount determined by the Board of Directors, which base salary, however, must be adjusted upward each year at a minimum equal to changes in the Consumer Price Index.  Mr. Donenberg is entitled to receive an annual performance bonus, the amount and terms of which will be determined in the discretion of the Board of Directors.  Mr. Donenberg is also entitled to a monthly stipend of $600 for automobile use, reimbursement of premiums for supplemental term life and long-term disability insurance and taxes associated with such premiums and three weeks paid vacation each year.  If Mr. Donenberg is terminated without cause or upon a change in control or if he terminates his employment for good reason, he will be entitled to certain payments and benefits as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”  Under the agreement, Mr. Donenberg is subject to customary assignment of inventions, confidentiality and non-competition provisions.

Annual Performance Bonus.  As required under the terms of their employment letter agreements, we provide Messrs. Simes and Donenberg the opportunity to earn an annual performance bonus each year.  The Board of Directors determines the amount of the bonus each year for each executive based on, among other things, input received from Mr. Simes, its own views as to the achievement of company performance and individual executive goals as discussed in concept at the beginning of the year, the performance of the company’s stock price during the year, competitive compensation data and other factors that may be relevant during any given year.  We did not pay any annual performance bonuses to our executives for 2008.  For more information regarding the annual performance bonuses, we refer you to the “Compensation Discussion and Analysis” section of this proxy statement.

BioSante 401(k) Savings Plan.  We maintain the BioSante 401(k) Savings Plan under which all participants, including executive officers, may voluntarily request that we reduce their pre-tax compensation by up to 100 percent (subject to certain special limitations).  We contributed an amount equal to 50 percent of the amount that each participant contributed under this plan, up to a maximum amount allowed by law.

Indemnification Agreements.  We have entered into agreements with all of our executives under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executives.  We will be obligated to pay these amounts only if the executive acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2008.  Plan-based awards were granted to our named executive officers under our former BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.  The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below.  Options were granted to the named executive officers subsequent to December 31, 2008 in January 2009 under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.  The material terms of these awards and the material plan provisions relevant to these awards are described in the narrative following the table below.  These options also are described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement.  We did not grant any “non-equity incentive plan” awards or “equity incentive plan” awards within the meaning of the SEC rules during the fiscal year ended December 31, 2008.

GRANTS OF PLAN-BASED AWARDS - 2008

Name	Grant Date(1)	Board Approval Date	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Date of Grant	Grant Date Fair Value Stock and Option Awards ($)(4)
Stephen M. Simes	01/15/08	01/15/08	100,000	$3.995	$3.94	$249,941
Phillip B. Donenberg	01/15/08	01/15/08	60,000	3.995	3.94	149,695

(1)	The grant date is the date on which the Board of Directors met to approve the option grant.

(2)

Represents an option granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan, the material terms of which are described in more detail below under the heading “—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.” The option has a ten-year term and vests over a three-year period, with one-third of the underlying shares vesting on each of January 15, 2009, January 15, 2010 and January 15, 2011, so long as the individual remains an employee of our company as of such date.

(3)

We set the per share exercise price of stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan at an amount equal to 100 percent of the fair market value of a share of our common stock on the date of grant, which under the 1998 plan is defined as the mean between the reported high and low sale prices of our common stock, as then reported by the stock exchange on which our common stock is then listed.

(4)	We refer you to note (2) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.   Under the terms of the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity-based incentive awards, such as stock options.  Although the 2008 plan is an “omnibus” plan that permits the grant of equity-based incentive awards besides stock options, such as restricted stock, restricted stock units, stock appreciation rights, performance units and stock bonuses, to date, only incentive and non-statutory stock options have been granted.

The 2008 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.  Under the terms of the 2008 plan, no more than 2,000,000 shares of our common stock may be issued pursuant to the plan or the exercise of incentive options and no more than 250,000 shares of our common stock may be issued or issuable in connection with restricted stock grants, stock unit awards, performance awards and stock bonuses, in each case subject to adjustment and certain exceptions.

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant.  For purposes of the 2008 plan, the fair market value of our common stock is the closing sale price of our common stock, as reported by the NASDAQ

Stock Market.  We set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.

Except in connection with certain specified changes in our corporate structure or shares, the Compensation Committee and the Board of Directors may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, canceling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the 2008 plan.  For purposes of the 2008 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options will become exercisable at such times and in such installments as may be determined by the Compensation Committee or the Board of Directors, as the case may be, provided that options may not be exercisable after 10 years from their date of grant.  We generally provide for the vesting of stock options granted to executives in equal annual installments over a three-year period commencing on the one-year anniversary of the date of grant.

Optionees must pay the exercise price of stock options in cash.  However, the Compensation Committee or the Board of Directors, as the case may be, may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.

Under the terms of the 2008 plan, unless otherwise provided in a separate agreement, if an executive’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

•              immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

•              continue for a period of 12 months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death or disability; or

•              continue for a period of 90 days if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death or disability.

As set forth in the 2008 plan, the term “cause” will be as defined in any employment or other agreement or policy applicable to the executive or, if no such agreement or policy exists, will mean (1) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to us or any subsidiary, (2) any unlawful or criminal activity of a serious nature, (3) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (4) any material breach of any employment, consulting, confidentiality or non-compete agreement entered into with us or any subsidiary.

As described in more detail under the heading “—Potential Payments Upon Termination or Change in Control,” if there is a change in control of our company, then, under the terms of the 2008 plan, unless otherwise provided by the Compensation Committee or the Board of Directors in its sole discretion either in the agreement evidencing an incentive award at the time of grant or at any time after the grant of an incentive award, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the holder to whom such option and stock appreciation rights have been granted remains in the employ or service of BioSante or any subsidiary, all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and any conditions to the payment of stock unit awards or restricted stock units, performance awards or units and stock bonuses will lapse.

BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan.  The terms of the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan are substantially similar to the terms of our 2008 plan, except that under the 1998 plan, only stock options, stock awards and stock units could be granted.

Other Information Regarding Plan-Based Awards.  Under a provision contained in Mr. Simes’ and Mr. Donenberg’s employment letter agreements, upon the termination of their employment by us without cause, all stock options then held by them would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after the termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock option awards that had not vested for each of our named executive officers and that remained outstanding at December 31, 2008.  We did not have any “equity incentive plan” or stock awards outstanding at December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Stephen M. Simes	71,407	—		$4.00	04/06/2011
	108,507	—		3.40	09/26/2012
	126,667	—		2.10	05/29/2013
	83,333	166,667	(2)	2.775	01/11/2017
	—	100,000	(3)	3.995	01/14/2018
Phillip B. Donenberg	21,547	—		4.00	04/06/2011
	37,564	—		3.40	09/26/2012
	79,166	—		2.10	05/29/2013
	25,000	—		3.715	07/18/2015
	25,000	—		3.715	07/18/2015
	41,666	20,834	(4)	3.87	03/15/2016
	16,667	33,333	(2)	2.775	01/11/2017
	—	60,000	(3)	3.995	01/14/2018

(1)           Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control.  For more information, we refer you to the discussion under the headings “—Grants of Plan-Based Awards—BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan” and “—Potential Payments Upon Termination or

Change in Control.”  Under a provision contained in Mr. Simes’ and Mr. Donenberg’s employment letter agreements, upon the termination of their employment by us without cause, all stock options then held by them would be accelerated and all such options would become fully vested and immediately exercisable for a period of one year after the termination date, as described in more detail under the heading “—Potential Payments Upon Termination or Change in Control.”

(2)           This option vests over a three-year period, one-third of the underlying shares vesting on each of January 12, 2008, January 12, 2009 and January 12, 2010, so long as the executive remains an employee or consultant of our company as of such date.

(3)           This option vests over a three-year period, one-third of the underlying shares vesting on each of January 15, 2009, January 15, 2010 and January 15, 2011, so long as the executive remains an employee or consultant of our company as of such date.

(4)           The remaining portion of this option vested on March 16, 2009.

Options Exercised and Stock Vested During Fiscal Year

None of our named executive officers exercised stock options during the year fiscal ended December 31, 2008.  We do not have any outstanding stock awards and thus did not have any stock awards vest during the fiscal year ended December 31, 2008.

Potential Payments Upon Termination or Change in Control

General.  We have entered into employment letter agreements with each of our two named executive officers, Stephen M. Simes and Phillip B. Donenberg, which may require us to provide certain payments to the executive upon a termination of his employment or change in control of our company.  Whether an executive receives a payment and the amount of such payment, if applicable, depends upon the triggering event.  For more information regarding these agreements, we refer you the discussion under the headings “—Summary of Cash and Other Compensation—Simes Employment Letter Agreement” and “—Summary of Cash and Other Compensation—Donenberg Employment Letter Agreement.”  In addition, our equity-based compensation plans also provide benefits as a result of a change in control of our company.

Termination by BioSante for Cause.  Under the terms of both employment letter agreements, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us for “cause,” the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of his termination and any amounts the executive would be entitled to under any company benefit plan.  For purposes of the agreements, “cause” means any of the following: (1) fraud; (2) theft or embezzlement of our assets; (3) a violation of law involving moral turpitude; (4) repeated and willful failure to follow instructions of the Board of Directors provided that the conduct has not ceased or the offense cured within 30 days following written warning from us; and (5) conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the company or which impairs the executive’s ability to substantially perform his duties for the company.  The agreements also provide that the executive must abide by certain non-competition provisions for one year after termination for cause.  Under the terms of our equity-based compensation plans, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us for “cause,” the executive’s outstanding stock options will immediately terminate and may not then be exercisable.

Termination by BioSante Without Cause.  Under the terms of both employment letter agreements, if Mr. Simes’ or Mr. Donenberg’s employment is terminated by us without cause or if in the case of Mr. Simes, we give notice of our intent not to renew his employment agreement, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination.  Additionally, the executive would be entitled to receive:

•

a severance payment, which would be paid in one lump sum in the case of Mr. Simes and in 12 equal monthly installments in the case of Mr. Donenberg, equal to, in the case of Mr. Simes, the sum of his annual base salary, most recent annual bonus and annual car allowance, and in the case of Mr. Donenberg, his annual base salary at the time of termination;

•

continued term life and disability insurance at our expense, which, in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive obtains full-time employment;

•

continued participation by the executive and his family at our expense in our group health and dental insurance programs, which in the case of Mr. Simes, would be for a period of one year from the date of his termination or the remaining term of his agreement, whichever is longer, and in the case of Mr. Donenberg, would be for a period of one year from the date of his termination, unless in either case the executive becomes eligible to participate in another employer’s corresponding group insurance plans;

•

in the case of Mr. Simes, provision of outplacement services up to a maximum amount of $30,000 and use of an office and reasonable secretarial support for one year, unless Mr. Simes becomes otherwise employed within such period; and

•	payment for all unused vacation days accrued to the date of termination.

In addition, in the event we terminate Mr. Simes’ or Mr. Donenberg’s employment without cause, all outstanding stock options then held by the executive at such time will become immediately exercisable and the executive will have one year from the date following his termination of employment to exercise such options.

Termination by Executive for Good Reason.  Under the terms of both employment letter agreements, Mr. Simes or Mr. Donenberg may terminate his agreement upon 30 days written notice to us for “good reason.”  For purposes of the agreements, “good reason” means (1) assignment of duties inconsistent with his position or a change in responsibilities, title or office; (2) the failure of us to continue, or the taking of action by us that could adversely affect, benefits plans in which the executive is participating (with some exceptions); (3) reduction of salary or car allowance or failure to increase salary as provided in the agreement; and (4) any other breach by us of the agreement.  If Mr. Simes or Mr. Donenberg terminates his agreement for good reason, then we must provide him the payments and benefits described above under “—Termination by BioSante Without Cause.”  Under the terms of our equity-based compensation plans, all outstanding stock options then held by the executive at such time will remain exercisable to the extent then exercisable for a period of three months.

Termination in the Event of Death or Permanent Disability.  Both employment letter agreements terminate in the event of the executive’s death or permanent disability.  In the event of death, the executive’s base salary and car allowance will be terminated as of the end of the month in which the executive’s death occurs.  Upon an executive’s “disability,” we can terminate the executive’s employment upon 30 days written notice.  For purposes of the agreements, “disability” means an inability, due to illness, accident or any other physical or mental incapacity, to substantially perform the executive’s duties for a period of four consecutive months or for a total of six months in any 12 month period.  Upon termination of an executive’s employment due to disability, the executive will be entitled to receive compensation until the later of (1) the date of termination of employment for disability or (2) the date upon which the executive begins to receive long-term disability insurance benefits.  In addition, in the event the executive’s employment is terminated as a result of the executive’s death or permanent disability, all outstanding stock options then held by the executive at such time will become immediately exercisable and the executive or his estate will have one year from the date of termination of employment to exercise such options.

Change in Control.  Our named executive officers have received stock options granted under the BioSante Pharmaceuticals, Inc. Amended and Restated 1998 Stock Plan and the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan.  Under the terms of such plans, such stock options become fully exercisable following a “change in control” of our company, which is defined under the plans as:

•	the sale, lease, exchange or other transfer of all or substantially all of the assets of our company to a corporation that is not controlled by us;

•	the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company;

•	certain merger or business combination transactions;

•	more than 50 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; or

•	certain changes in the composition of the Board of Directors.

In order for our executives to receive any other payments or benefits as a result of a change in control of our company, there must be a termination event, such as a termination by us for any reason other than for cause or a termination by the executive for good reason.  Such termination event must occur either within the period beginning on the date of the change in control and ending on the last day of the first full calendar month following the second year anniversary date of the change in control or prior to the change in control if the termination of employment was either a condition of the change in control or was at the request or insistence of a person related to the change in control.  For purposes of the change in control provisions, the definition of “good reason” is broader than outside the context of change in control and includes:  (1) our failure to obtain from any successor the assent to assume the employment letter agreements; (2) any purported termination by us of the executive’s employment that is not properly effected; (3) a requirement that the executive be based at any office or location that is more than 30 miles further from the office or location thereof immediately preceding the change in control; and (4) any termination by the executive of his employment for any reason during the 13th month after the completion of the change in control.

If such a termination event occurs, the executive would be entitled to be paid his annual base salary, car allowance and any out-of-pocket expenses incurred through the date of termination.  Additionally, the executive would be entitled to receive:

•

a severance payment, which would be paid in one lump sum equal to, in the case of Mr. Simes, the sum of: (1) two times his annual base salary, plus (2) his most recent annual bonus, plus (3) his maximum annual bonus (100% of base salary) for the year in which the change in control occurs, and in the case of Mr. Donenberg, the sum of: (1) 1½

times his annual base salary, plus his maximum annual bonus (100% of base salary) for the year in which the change in control occurs;

•

substantially the same health, dental, life and disability insurance benefits the executive received prior to his termination for a period of up to 24 months for Mr. Simes and 18 months in the case of Mr. Donenberg;

•	provision of outplacement services up to a maximum amount of $30,000;

•	reimbursement for out-of-pocket expenses incurred by the executive on behalf of our company; and

•	payment for all unused vacation days accrued to the date of termination.

If any payments to an executive under the employment letter agreements or otherwise are considered contingent upon a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, and therefore would constitute a “parachute payment” under the Internal Revenue Code, then such payments either would be reduced to the largest amount as will result in no portion of such payments being subject to the tax imposed by Section 4999 of the Internal Revenue Code or would require the executive to pay any additional 20% excise tax on the amount of any parachute payment received, whichever is more beneficial to the executive.

Potential Payments to Named Executive Officers.  The table below describes the potential payments to each of our executives in the event of a termination of his employment on December 31, 2008 or a change in control of our company on December 31, 2008.  The table below does not include any accrued and unpaid base salary to which the executives also would be entitled.

Name	Executive Benefits and Payments	Termination For Cause	Termination Upon Death or Disability	Termination Without Cause or for Good Reason	Change in Control (No Termination Event)	Change in Control (Termination Event)
Stephen M. Simes	Severance Payment	$0	$0	$685,740	$0	$1,509,020
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Term Life and Disability Insurance(3)	0	0	8,629	0	17,258
	Group Health and Dental Plan Benefits(4)	0	0	23,676	0	47,352
	Accrued but Unpaid Vacation	103,607	103,607	103,607	0	103,607
	Outplacement Services	0	0	30,000	0	30,000
	Office Space and Administrative Services(5)	0	0	36,000	0	0
	Total:	$103,607	$103,607	$887,652	$0	$1,707,237

Phillip B. Donenberg	Severance Payment	$0	$0	$232,140	$0	$580,350
	Unvested and Accelerated Stock Options(1)(2)	0	0	0	0	0
	Term Life and Disability Insurance(3)	0	0	5,673	0	5,673
	Group Health and Dental Plan Benefits(4)	0	0	23,676	0	35,514
	Accrued but Unpaid Vacation	10,303	10,303	10,303	0	10,303
	Outplacement Services	0	0	0	0	30,000
	Total:	$10,303	$10,303	$271,792	$0	$661,840

(1)            The value of the automatic acceleration of the vesting of unvested stock options held by an executive is based on the difference between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of December 31, 2008, which is based on the closing sale price of our common stock on December 31, 2008 ($1.00), and (b) the exercise price of the options.

(2)            In February 2009, Mr. Simes was granted an option to purchase 300,000 shares of our common stock and Mr. Donenberg was granted an option to purchase 125,000 shares of our common stock, at an exercise price of $1.51 per share, which options vest in three equal annual installments on the first, second and third anniversary of the date of grant.  The value of the automatic acceleration of the vesting of these stock options is not included in the above table.

(3)            The value of the term life and disability insurance is based on our current group plans and any applicable supplemental insurance provided to such executives at the 2008 rates actually paid.

(4)            The value of the group health plan benefits is based on premium rates in effect in December 2008.

(5)            The value of office space and administration services is based on current market information for the Chicago, Illinois area received from a third party.

Required Resignations; Confidentiality and Other Provisions.  Pursuant to the terms of the employment letter agreements, Mr. Simes and Mr. Donenberg have agreed upon any termination of their employment to resign from any and all director, officer, trustee, agent and any other positions with our company or our affiliates, such as our employee benefit plans.  In addition, certain terms of their agreements will survive any termination of their employment, including the assignment of inventions and confidentiality provisions and in the event of certain terminations, portions of the non-competition provisions.  Finally, any payments made to Mr. Simes and Mr. Donenberg as a result of a “separation of service” under the non-qualified deferred compensation rules of Section 409A under the Internal Revenue Code will be suspended for six months, if necessary.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers and for information regarding employment, indemnification and other agreements we have entered into with our directors and executive officers.

Policies and Procedures Regarding Related Party Transactions

The Board of Directors has delegated to the Audit and Finance Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions.  If it is not feasible for the Audit and Finance Committee to take an action with respect to a proposed related party transaction, the Board of Directors or another committee of the Board of Directors, may approve or ratify it.  No member of the Board of Directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related party.

Our policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to our finance department of the facts and circumstances of the proposed transaction, including:

•                                          the related party’s relationship to us and his or her interest in the transaction;

•                                          the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•                                          the purpose and benefits of the proposed related party transaction with respect to us;

•                                          if applicable, the availability of other sources of comparable products or services; and

•                                          an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If our finance department determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction will be submitted to the Audit and Finance Committee for its prior review and approval or ratification.  In determining whether to approve or ratify a proposed related party transaction, the Audit and Finance Committee will consider, among other things, the following:

•                                          the purpose of the transaction;

•                                          the benefits of the transaction to us;

•                                          the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•                                          the availability of other sources for comparable products or services;

•                                          the terms of the transaction; and

•                                          the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the Audit and Finance Committee but are not required to be approved or ratified by the Audit and Finance Committee.

We also produce quarterly reports to the Audit and Finance Committee of any amounts paid or payable to, or received or receivable from, any related party.  These reports allow us to identify any related party transactions that were not previously approved or ratified.  In that event, the transaction will be promptly submitted to the Audit and Finance Committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval.  Under our policy, certain related party transactions as defined under our policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the Audit and Finance Committee and will not be subject to these procedures.

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009.  Deloitte & Touche LLP has acted as our independent registered public accounting firm since January 1999.  Prior to that date, Deloitte & Touche, C.A. in Canada acted as our independent registered public accounting firm since our inception in August 1996.

Although it is not required to do so, the Audit and Finance Committee of the Board of Directors wishes to submit the selection of Deloitte & Touche LLP to our stockholders for ratification.  If our stockholders do not ratify the selection of Deloitte & Touche LLP, another independent registered public accounting firm will be considered by the Audit and Finance Committee of the Board of Directors.  Even if the selection is ratified by our stockholders, the Audit and Finance Committee may in its discretion change the selection at any time during the year, if it determines that such a change would be in the best interests of BioSante and its stockholders.

Representatives of Deloitte & Touche LLP will be available via telephone at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax and Other Fees

The following table presents fees billed to BioSante for professional services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2008 and December 31, 2007.

	Aggregate Amount Billed by Deloitte & Touche LLP
	2008	2007
Audit Fees(1)	$154,000	$140,000
Audit-Related Fees(2)	24,750	52,000
Tax Fees	0	0
All Other Fees	0	0

(1)                                  These fees consisted of the audit of our annual financial statements, including the audit of internal control over financial reporting, reviews of financial statements included in our quarterly reports on Form 10-Q and services provided in connection with our statutory and regulatory filings.

(2)                                  These fees consisted of review of registration statements and the issuance of consents.  The 2007 fees also included services to support our responses to comment letters received from the Securities and Exchange Commission.  The Audit and Finance Committee has considered whether the provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence and has determined that it is.

Pre-Approval Policies and Procedures

The Audit and Finance Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by Deloitte & Touche LLP to BioSante, are pre-approved by the Audit and Finance Committee.  All services rendered by Deloitte & Touche LLP to BioSante during 2008 were permissible under applicable laws and regulations, and all such services provided by Deloitte & Touche LLP to BioSante, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit and Finance Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009.

OTHER MATTERS

Stockholder Proposals for 2010 Annual Meeting

Stockholder proposals intended to be presented in our proxy materials relating to our next annual meeting of stockholders must be received by us on or before December 30, 2009, unless the date of the meeting is delayed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other stockholder proposals to be presented at our next annual meeting of stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices not later than January 29, 2010 nor earlier than December 30, 2009.  The proposal must contain specific information required by our bylaws, a copy of which may be obtained by writing to our Corporate Secretary or accessing the SEC’s EDGAR filing database at www.sec.gov.  If a proposal is not timely and properly made in accordance with the procedures set forth in our bylaws, it will be defective and may not be brought before the meeting.  If the proposal is nonetheless brought before the meeting and the Chair of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Director Nominations for 2010 Annual Meeting

In accordance with procedures set forth in our bylaws, our stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary.  To be timely, a stockholder’s notice to our Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date that we first released or mailed our proxy statement to stockholders in connection with the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

The notice must set forth, among other things:

•                                          the nominee’s name, age, business address and residence address;

•                                          the nominee’s principal occupation or employment;

•                                          the class and number of shares of our capital stock which are beneficially owned by the nominee; and

•                                          any other information concerning the nominee required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of directors.

Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.  The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with these procedural requirements.  The Nominating and

Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Copies of 2008 Annual Report

We have sent or made electronically available to each of our stockholders a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2008.  The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov.  We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits.  This request should be sent to: BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL  60069, Attn:  Stockholder Information.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household.  We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069, telephone:  (847) 478-0500 ext. 120.  Any stockholder who wants to receive separate copies of our Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us.  Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile, e-mail or personal conversation.  We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our capital stock.

Other Business

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement.  However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please exercise your right to vote as soon as possible by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the proxy card.

By Order of the Board of Directors,

/s/ Stephen M. Simes

Stephen M. Simes
Vice Chairman, President and
Chief Executive Officer

April 27, 2009

Lincolnshire, Illinois

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000024999_1 R2.09.03.17 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Louis W. Sullivan, M.D. 02 Stephen M. Simes 03 Fred Holubow 04 Peter Kjaer 05 Ross Mangano 06 Edward Rosenow III, M.D BIOSANTE PHARMACEUTICALS, INC. 111 BARCLAY BOULEVARD LINCOLNSHIRE, IL 60069 ATTN: PHILLIP B. DONENBERG Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To consider a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009. NOTE: This proxy when properly executed, will be voted as directed or, if no direction is given, will be voted FOR all nominees for director and FOR proposal 2. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000024999_2 R2.09.03.17 BIOSANTE PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 9, 2009 10:00 a.m., CDT BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, IL 60069 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . BIOSANTE PHARMACEUTICALS, INC. This proxy is solicited on behalf of the Board of Directors of BioSante Pharmaceuticals, Inc., for use at the Annual Meeting of Stockholders on June 9, 2009. By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint Stephen M. Simes and Phillip B. Donenberg, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matter which may properly come before the Annual Meeting of Stockholderts to be held on June 9, 2009 and at any adjournment or postponement of the meeting. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. This proxy, when properly signed, will be voted in the manner directed, If no direction is given, this proxy will be voted FOR all of the nominees for director and FOR Proposal 2 and, in the proxies discretion, upon such other matters as may properly come before the meeting. See reverse side for voting instructions